Exhibit 10.1

MT. HAMILTON LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

SOLITARIO EXPLORATION & ROYALTY CORP.

- and -

DHI MINERALS (U.S.) LTD.

- and -

Ely Gold & Minerals Inc.

- and -

Waterton Nevada Splitter, LLC

June 10, 2015

TABLE OF CONTENTS

Article 1
INTERPRETATION

1.1	Defined Terms	2
1.2	Rules of Construction	11
1.3	Entire Agreement	12
1.4	Time of Essence	12
1.5	Governing Law; Submission to Jurisdiction and Waiver of Jury Trial	13
1.6	Severability	13
1.7	Knowledge	13
1.8	Schedules	14
1.9	Effect of Schedules	14
1.10	Schedule Update	15

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of the Membership Interests	15
2.2	Purchase Price	15

Article 3
CLOSING

3.1	Closing	16
3.2	Closing Deliveries by Sellers	16
3.3	Closing Deliveries by Purchaser	18
3.4	Conditions of Closing in Favour of Purchaser	18
3.5	Conditions of Closing in Favour of Sellers	19
3.6	Purchase Price Adjustment	20

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1	Organization of Sellers	22
4.2	Authorization	22
4.3	Ownership of the Membership Interests	22
4.4	Capitalization	23
4.5	No Other Agreements to Purchase	23
4.6	No Violation by Sellers	23
4.7	Consents and Approvals	24
4.8	Organization of the Company	24
4.9	No Violation by the Company	24
4.10	No Options	25
4.11	No Subsidiaries	25
4.12	Business of the Company	25
4.13	Title to Personal and Other Property	25
4.14	Description of Owned Real Property and Leased Real Property	25
4.15	Owned Property	26
4.16	Leased Real Property	26
4.17	Accounts Receivable and Accounts Payable	27
4.18	Intellectual Property	27
4.19	Insurance	27
4.20	No Expropriation	27
4.21	Agreements and Commitments	28

-i-

4.22	Seller Contracts	29
4.23	Compliance with Laws	30
4.24	Financial Statements	30
4.25	Absence of Liabilities	31
4.26	Books and Records	31
4.27	Absence of Changes	31
4.28	Non-Arm's Length Transactions	32
4.29	Tax Matters	32
4.30	Litigation	33
4.31	Bank Accounts and Attorneys	34
4.32	Officers and Member Representatives	34
4.33	Environmental	34
4.34	Employee Plans	36
4.35	Employment Agreements, Collective Agreements	36
4.36	Employees and Employment Legislation	36
4.37	Indebtedness and Security	37
4.38	Technical Disclosure	37
4.39	Mining Claims	37
4.40	Water Rights; Easements	38
4.41	Permits	39
4.42	Royalties and Other Rights	39
4.43	Potential for Mining Activities	39
4.44	Reclamation and Closure Obligations	40
4.45	Fines	40
4.46	Condition of Business Property	40
4.47	No Liquidation, Insolvency, Winding-Up	40
4.48	Money Laundering	41
4.49	Corrupt Practices	41
4.50	Finder's Fees; Brokers	41
4.51	Full Disclosure; Absence of Change	41

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Organization	42
5.2	Authorization	42
5.3	No Violation	42
5.4	Equity Commitment Letter	42
5.5	Consents and Approvals	43
5.6	Litigation	43
5.7	Brokers	43
5.8	Securities Matters	43

Article 6
COVENANTS

6.1	Access to the Company	44
6.2	Delivery of Payout Statement	44
6.3	Confidentiality	44
6.4	Conduct of Business Prior to Closing	45
6.5	Books and Records	46
6.6	Related Party Agreements	47
6.7	Intercompany Payables and Intercompany Receivables	47
6.8	Taxes	47
6.9	Parent Guarantee	49
6.10	Solicitation	49
6.11	Required Approvals	49

-ii-

Article 7
SURVIVAL AND INDEMNIFICATION

7.1	Survival of Representations, Warranties and Covenants	49
7.2	Indemnification by Sellers	50
7.3	Indemnification by Purchaser	50
7.4	Tax Indemnity	50
7.5	Change of Control Payment Indemnity	51
7.6	Environmental Indemnity	51
7.7	Assignability of Environmental Indemnification	51
7.8	Monetary Limitation of Liability; Effect of Materiality Qualifiers	52
7.9	Notice of Claim	52
7.10	Time Limits for Notice of Claim	53
7.11	Limitation Periods for Claims for Breach of Representations and Warranties and Taxes Owing	54
7.12	Direct Claims	54
7.13	Third-Party Claims	54
7.14	Exclusivity	55

Article 8
Termination

8.1	Termination by Mutual Consent	55
8.2	Termination by Sellers or by Purchaser	56
8.3	Termination by Purchaser	56
8.4	Termination by Sellers	57
8.5	Effect of Termination	57
8.6	Termination Payment	57
8.7	Expense Reimbursement	58

Article 9
Non-Solicitation

9.1	Non-Solicitation	58
9.2	Responding to an Acquisition Proposal	59
9.3	Superior Proposal	59

Article 10
MISCELLANEOUS

10.1	Notices	60
10.2	Amendments and Waivers	62
10.3	Assignment	62
10.4	Successors and Assigns	62
10.5	Expenses; Commissions	62
10.6	Consultation	63
10.7	Further Assurances	63
10.8	Counterparts	63
10.9	Third-Party Beneficiaries	63

 -iii-

THIS AGREEMENT made the 10th day of June, 2015 (the "Effective Date"),

B E T W E E N:

SOLITARIO EXPLORATION & ROYALTY CORP.,

a corporation existing under the laws of the State of Colorado,

(hereinafter referred to as "Solitario"),

- and -

DHI MINERALS (U.S.) LTD.,

a corporation existing under the laws of the State of Nevada,

(hereinafter referred to as "DHI US", and together with Solitario, "Sellers"),

Ely Gold & Minerals Inc.,

a corporation existing under the laws of the Province of British Columbia,

(hereinafter referred to as "Ely Gold"),

- and -

Waterton Nevada Splitter, LLC,

a limited liability company existing under the laws of the State of Nevada,

(hereinafter referred to as "Purchaser").

WHEREAS Sellers wish to sell to Purchaser and Purchaser wishes to purchase from Sellers all of the Membership Interests (defined below), on the terms and conditions hereinafter set forth;

AND WHEREAS DHI Minerals LTD. is a wholly-owned subsidiary of Ely Gold, and DHI US is wholly-owned by DHI Minerals LTD.;

AND WHEREAS contemporaneously with the execution and delivery of this Agreement, and as a condition to the willingness of the Sellers to enter into this Agreement, Waterton Precious Metals Fund II Cayman, LP ("Purchaser Parent") has entered into an equity commitment letter in favor of Sellers (the "Equity Commitment Letter") pursuant to which Purchaser Parent has agreed to fund Purchaser's consummation of the transactions contemplated by this Agreement;

1

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"Acquisition Proposal" has the meaning set out in Section 9.2;

"Acquisition Transaction" has the meaning set out in Section 9.1(a);

"Adjustment Amount" has the meaning set out in Section 3.6(a);

"Affiliate" has the following meaning: an entity (the "first entity") is the Affiliate of another entity (the "second entity") where the second entity controls the first entity, or the first entity controls the second entity or both entities are controlled by the same Person. For purposes of this definition, "control" is the power whether by contract or ownership of equity interests to select a majority of the board of directors or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are "controlled" within the foregoing meaning;

"Assignment of Membership Interest" has the meaning set out in Section 3.2(b);

"Augusta" has the meaning set out in Section 3.2(l);

"Authorization" means any authorization, approval, consent, certificate, waiver, notice or filing issued, granted, conferred or required by any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or from any Person in connection with any easements or contractual rights, but excluding for certainty any Permits;

"Books and Records" means all books and records (including all (a) Tax Returns and other information and documents relating to Tax matters, (b) copies of all financial information and all other accounting books and records, (c) land and right of way records, (d) compliance records, (e) minute books, (f) member transfer ledgers, (g) operating records, and (h) expenditure records (including budgets and forecast data) whether in hard copy or electronic format, as applicable, and in each case, of or relating to the Company or relating to the Business or the Project;

2

"Business" means the business of the Company, being the exploration, development, construction, operation, closing, reclamation and rehabilitation of the Project as contemplated by the Technical Report;

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario, on which commercial banks in Toronto, Ontario are open for business;

"Calculation Time" means 11:59 p.m. (Toronto time) on the day immediately preceding the Closing Date;

"Cap Amount" has the meaning set out in Section 7.8(b);

"Cash Collateral" has the meaning set out in Section 4.44;

"Centennial" has the meaning set out in Section 3.2(k);

"Change of Control Payments" has the meaning set out in Section 4.36(c);

"Claim" has the meaning set out in Section 7.9;

"Closing" means the closing of the transactions contemplated hereby;

"Closing Balance Sheet" has the meaning set out in Section 3.6(a);

"Closing Date" means (a) August 5, 2015, (b) if all conditions in Section 3.4 or Section 3.5 to be satisfied prior to Closing have not yet been satisfied or waived, five Business Days after such conditions have been satisfied or waived, subject to each party's termination rights under Article 8, or (c) such other date as Sellers and Purchaser may mutually determine;

"Commercially Reasonable Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that such Person will not be required to (i) take actions that would result in a material adverse change in the anticipated benefits to such Person of this Agreement, (ii) dispose of or make any change to its business, or (iii) incur any other material burden;

"Company" means Mt. Hamilton LLC, a Colorado limited liability company;

"Confidential Information" has the meaning set out in Section 6.3(c);

"Confidentiality Agreements" means, collectively, the confidentiality agreement dated December 19, 2014 between Ely Gold and Waterton Global Resource Management, Inc. and the confidentiality agreement dated December 19, 2014 between Solitario and Waterton Global Resource Management, Inc.;

"Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, undertaking, instrument or other commitment, whether written or oral;

3

"Current Assets" means, at any particular time, the current assets of the Company at such time classified in accordance with GAAP applied on a basis consistent with the Financial Statements, including: cash; inventory; accounts receivable, less an allowance for doubtful accounts, and prepaid expenses and deposits; but excluding future Tax assets;

"Current Liabilities" means, at any particular time, the current liabilities of the Company at such time, classified in accordance with GAAP applied on a basis consistent with the Financial Statements, including: trade payables and outstanding cheques; accrued expenses; and Taxes payable; but excluding any indebtedness of the Company and income Taxes payable for periods after the Calculation Time;

"Deductible Amount" has the meaning set out in Section 7.8(a);

"Direct Claim" has the meaning set out in Section 7.9(a);

"Easements" has the meaning set out in Section 4.40(a);

"Effective Date" has the meaning first set forth above;

"Ely Approvals" means those Authorizations set out in Schedule 4.7(a);

"Employee Plan" means any pension, retirement, savings, disability, medical, dental, health, life, death benefit, executive compensation, change of control benefit, savings, group insurance, profit sharing, deferred compensation, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, fringe benefit or other employee benefit plan, trust, contract, policy or commitment (including any employee benefit plan, as defined in Section 3(3) of ERISA, and any welfare plan as defined in Section 3(1) of ERISA, whether or not covered by ERISA), whether any of the foregoing is funded, insured or self-funded, excluding Statutory Plans and Multi-Employer Plans;

"Encumbrance" means any lien (statutory or otherwise), charge, trust or power, hypothecation, pledge, royalty or other form of production or proceeds entitlement, lease, sublease, or other possessory interest, assignment, mortgage, trust deed, title retention agreement, security interest of any nature, licence, restrictive covenant, adverse claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, option, area of interest provision, right of first offer, right of first refusal or other kind of preferential purchase or sale right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege, right, title, interest or claim of others, contractual obligation, or other encumbrance of any nature or any Contract to give or create any of the foregoing, whether recorded or unrecorded or registered or unregistered;

"Environmental Laws" means any applicable Law (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, ecology, human health and safety or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation,

4

reuse, treatment, generation, discharge, transportation, processing, production, disposal, emission, remediation, Release or threatened Release of any Hazardous Substances or other pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment. The term "Environmental Law" includes the following (including their implementing regulations and any state Law analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; and the Safe Drinking Water Act, 42 USC 300f et. seq.;

"Equity Commitment Letter" has the meaning set out in the third recital hereto;

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended;

"Estimated Purchase Price" has the meaning set out in Section 2.2;

"Existing Permits" has the meaning set out in Section 4.41(a);

"Financial Statements" has the meaning set out in Section 4.24(a);

"Financing Documents" means, collectively, (a) the facility agreement dated August 10, 2012 between Solitario, as borrower, RMB Australia Holdings Limited, as financier, and RMB Resources Inc., as agent, (b) the promissory note dated August 10, 2012 between Solitario, as borrower, and RMB Australia Holdings Limited, as payee; (c) the MHLLC OA Side Agreement dated August 10, 2012 between Solitario, DHI US, RMB Australia Holdings Limited, RMB Resources Inc. and Ely Gold, (d) the pledge agreement dated August 10, 2012 between Solitario, as pledgor, RMB Australia Holdings Limited, as a secured party, and RMB Resources Inc., as a secured party, and (e) the security agreement dated August 10, 2012 between Solitario, as debtor, RMB Australia Holdings Limited, as a secured party, and RMB Resources Inc., as a secured party;

"Financing Security" means any and all Encumbrances granted under or in connection with the Financing Documents that affect the Membership Interests or any property or assets of the Company;

"Fines" has the meaning set out in Section 4.45;

5

"Former Property" means real property that the Company previously, but not at the date hereof, owned, leased, occupied (whether as lessee or licensee), managed or otherwise controlled;

"GAAP" means generally accepted accounting principles in the United States as of the date of this Agreement, without reference to changes therein as may otherwise be applicable to subsequent periods, consistently applied;

"Governmental Body" means any domestic or foreign (a) federal, provincial, state, municipal, local or other government, (b) any governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, or (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

"Hazardous Substances" means any substance or mixture of substances, or any pollutant or contaminant, toxic or dangerous waste or hazardous material, other than and to the extent that they are naturally occurring, which is or becomes regulated, or otherwise classified pursuant to, or that may give rise to liability under, any Environmental Law, including any "hazardous substance", "hazardous material", "hazardous waste", "toxic substance", "contaminant", "pollutant" or any other similar formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosiveness, reactivity, carcinogenicity, toxicity or dangerousness. Hazardous Substance includes any petroleum or petroleum-derived products, radon, chlorinated solvents, tailings, waste rock, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls ("PCBs"), other than and to the extent that they are naturally occurring;

"Indemnified Party" has the meaning set out in Section 7.9(a);

"Indemnifying Party" has the meaning set out in Section 7.9(a);

"Independent Accounting Firm" has the meaning set out in Section 3.6(c);

"Intellectual Property" means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property in whatever form or format owned or used by the Company, and all goodwill in connection therewith, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing and all like rights used by or granted to the Company;

6

"Laws" means, in respect of any Person, property, transaction or event, any and all applicable (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations, by-laws, and (b) judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Body;

"Leased Mining Claims" has the meaning set out in Section 4.39(a);

"Leased Real Property" has the meaning set out in Section 4.14;

"Leases" has the meaning set out in Section 4.16;

"Losses" means, in respect of any matter, all claims, actions, demands, proceedings, losses (including, for certainty, any diminution in value), damages, liabilities, obligations, deficiencies, fines, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter;

"Material Adverse Effect" means any event, change or effect that, when taken individually or together with all other adverse effects, will or is reasonably likely to have a materially adverse effect on the business, affairs, capitalization, assets, liabilities, results of operations or condition (financial or otherwise) of the Company; provided, however, that effects relating to:

(a)	general changes in the political, economic or financial currency, exchange, securities or commodities market conditions in Canada and the United States, including changes in currency exchange rates, interest rates and commodity prices;
(b)	the fact of the pendency of the transactions contemplated by this Agreement and the identity of Purchaser;
(c)	changes in Laws or in regulatory policies or in GAAP;
(d)	conditions generally affecting the industry in which the Company operates;
(e)	changes or conditions resulting from civil unrest or terrorism or acts of God or natural disasters;
(f)	changes or conditions resulting from the failure of a Governmental Body to act or omit to act under Law; and
(g)	changes or conditions that are cured or eliminated at or before Closing to the satisfaction of Purchaser, acting reasonably;

in the case of paragraphs (a), (c), (d), (e) and (f), that do not affect the Company in a disproportionate manner relative to other participants in the same industry, are not

7

Material Adverse Effects and are not to be taken into account in determining whether a Material Adverse Effect has occurred;

"Membership Interests" means the limited liability company membership interests in the Company owned legally and beneficially by Sellers, with each Seller's membership interest reflected as a percentage, representing the percentage interest of such Seller in certain allocations of items of profit, loss and credit and certain distributions of cash or property, as more particularly described in the Operating Agreement and as set out in Schedule 4.4;

"Multi-Employer Plans" means plans, arrangements, agreements, programs, policies, practices or undertakings whether funded or unfunded, insured or uninsured, registered or unregistered, to which the Company is a party or bound or in which the Employees participate or under which the Company has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees (or any spouses, dependants, survivors or beneficiaries of any such persons) and to which the Company is required to contribute and which are not maintained or administered by the Company or any of its Affiliates;

"NI 43-101" means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

"Notice of Claim" has the meaning set out in Section 7.9(a);

"Objection Notice" has the meaning set out in Section 3.6(b);

"Objection Period" has the meaning set out in Section 3.6(b);

"Operating Agreement" means the limited liability company operating agreement of Mt. Hamilton LLC dated as of December 22, 2010 between DHI US and Solitario, as initial members, and Solitario, as manager, as amended;

"Outside Date" has the meaning set out in Section 8.2;

"Owned Mining Claims" has the meaning set out in Section 4.39(a);

"Owned Property" means the Owned Real Property and the Owned Mining Claims;

"Owned Real Property" has the meaning set out in Section 4.14;

"Payout Statement" means a payout statement in respect of the Financing Documents, in form and substance reasonably satisfactory to Purchaser, executed by RMB Australia Holdings Limited and RMB Resources Inc. confirming the amount required to obtain a discharge of all security granted under or in connection with the Financing Documents;

8

"Permit" means any permit, lease, licence, claim, certificate, order, grant, approval, consent, waiver, registration, no-action letter, closure or reclamation plan or other authorization of or from any Governmental Body;

"Permitted Encumbrances" means:

(a)	liens for Taxes, assessments and governmental charges that are due but are being contested in good faith and diligently by appropriate proceedings and in respect of which adequate provision for the related monetary obligation has been made in the Financial Statements;
(b)	in respect of real property, zoning restrictions, servitudes, easements, restrictions, survey exceptions, rights-of-way and other similar rights or any interest therein, provided the same are not of such nature as to, individually or in the aggregate, materially adversely affect the use or mineral value of the property subject thereto or the development and operation of the Project;
(c)	inchoate liens claimed or held by any Governmental Body or a public utility in respect of the payment of Taxes or utilities not yet due and payable;
(d)	the Cash Collateral;
(e)	any reservations, limitations, provisos and conditions expressed in original grants from any Governmental Body; and
(f)	the Encumbrances described in Schedule 1.1;

"Person" means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Body or any other form of entity or organization;

"Proceedings" has the meaning set out in Section 4.30;

"Project" means the Mt. Hamilton mining project located in Nevada, as further described in the Technical Report;

"Purchase Price" has the meaning set out in Section 2.2;

"Purchaser Parent" has the meaning set out in the third recital hereto;

"Purchase Price Adjustment Documents" means the Closing Balance Sheet and the Working Capital Statement;

"Reclamation Obligations" has the meaning set out in Section 4.44;

"Release" has the meaning prescribed in Environmental Laws and includes any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal,

9

discharge, leeching, seepage or migration of any element or compound, other than and to the extent of those that are naturally occurring, in or into the indoor or outdoor environment (including the abandonment or disposal of any barrels, tanks, containers or receptacles containing any contaminant), or in, into or out of any vessel or facility, including the movement of any substance through the air, soil, subsoil, surface, water, groundwater, rock formation or otherwise, whether accidental or intentional;

"Representatives" has the meaning set out in Section 9.1(a);

"Sandstorm Agreements" has the meaning set out in Section 3.5(e);

"Securities Act" means the Securities Act of 1933 (15 U.S.C. §77a, et seq.), as amended;

"Seller Contracts" has the meaning set out in Section 4.22;

"Solitario Approvals" means those Authorizations set out in Schedule 4.7(b);

"Statutory Plans" means statutory benefit plans that the Company is required to participate in or comply with, including plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

"Straddle Period" means any taxable period which begins before the Closing Date and ends after the Closing Date;

"Straddle Period Return" means a Tax Return for a Straddle Period;

"Superior Proposal" means any unsolicited bona fide written Acquisition Proposal, from a Person who is an arm's length third party to Sellers and the Company, to acquire, directly or indirectly, not less than all of the (x) outstanding Membership Interests, (y) the assets of the Company, or (z) shares of either Seller, that: (a) complies with applicable Laws and did not result from or involve a breach of Article 9; (b) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (c) is not subject to any financing contingency and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all of the targeted assets; (d) is not subject to any due diligence or access condition beyond the seventh Business Day after which the Person making the Acquisition Proposal is first afforded access to the books, records, and personnel of the Company, Solitario, and Ely Gold; and (e) the board of directors of either Solitario or Ely Gold determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the shareholders of Solitario or Ely Gold, as applicable, than the transactions contemplated by this Agreement;

10

"Superior Proposal Notice" has the meaning set out in Section 9.3(b);

"Tax Return" means all reports, returns, declarations, elections, notices, filings, forms, statements and other documents (whether intangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed by Law with respect to Taxes;

"Tax" or "Taxes" means all taxes of any Governmental Body, including income, capital, capital gains, gross receipts, windfall profits, value added, severance, property, production, sales, transfer, value added, goods and services, use, duty, licence, excise, franchise, employment, withholding or similar taxes, fees, duties, levies, customs, tariffs or imposts, assessments, obligations or charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties;

"Technical Report" means the technical report titled "NI 43-101 Technical Report - Feasibility Study - Mt. Hamilton Gold and Silver Project Centennial Deposit and Seligman Deposit White Pine County, Nevada" prepared by SRK Consulting (U.S.), Inc., dated October 16, 2014, with an effective date of August 14, 2014;

"Termination Payment" has the meaning set out in Section 8.6;

"Third Party" has the meaning set out in Section 7.13(c);

"Third-Party Claim" has the meaning set out in Section 7.9(a);

"Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date, or such other time on the Closing Date as Sellers and Purchaser may agree;

"Title Reports" means those title reports and title opinions prepared by the Reno, Nevada law firm of Harris & Thompson covering all or a portion of the Owned Property, the Leased Mining Claims and the Leased Real Property, dated August 13, 2012;

"Treatment Plan" has the meaning set out in Section 4.33(o);

"Water Rights" has the meaning set out in Section 4.40(a);

"Working Capital" means, at any particular time, Current Assets less Current Liabilities at such time; and

"Working Capital Statement" has the meaning set out in Section 3.6(a).

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

11

(a)	the terms "Agreement", "this Agreement", "the Agreement", "hereto", "hereof", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)	references to an "Article", "Section" or "Schedule" followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;
(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(e)	the word "including" is deemed to mean including without limitation;
(f)	the terms "party" and "the parties" refer to a party or the parties to this Agreement;
(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;
(h)	all dollar amounts refer to United States dollars;
(i)	any time period within which a payment is to be made or other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and
(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.
1.3	Entire Agreement

This Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, including the letter agreement dated May 6, 2015 made between Purchaser Parent, Solitario and Ely Gold. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or therein.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

12

1.5	Governing Law; Submission to Jurisdiction and Waiver of Jury Trial

(a)                This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(b)               Each of the parties irrevocably and unconditionally (i) submits to the non-exclusive jurisdiction of the courts of the Province of Ontario over any action or proceeding arising out of or relating to this Agreement, (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts, and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

(c)                To the extent not prohibited by applicable Law and that cannot be waived, each party waives, and covenants that such party will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Agreement or the subject matter hereof or in any way connected with the dealings of any party or the Company in connection with any of the above, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. The Company or any party may file an original counterpart or a copy of this Section 1.5(c) with any court as written evidence of the agreement of the parties to the waiver of their rights to trial by jury.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to a party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.7	Knowledge

References in this Agreement to the knowledge of a Seller means the actual knowledge of Christopher E. Herald, Jim Maronick, or Walt Hunt, for Solitario; and the actual knowledge of Trey Wasser, for DHI US and Ely Gold, in each case after making diligent inquiry of other responsible officers and employees of the applicable Seller or the Company, as the case may be, as reasonably necessary to inform themselves as to the relevant matters, and shall include, in each case, the knowledge that each such person would reasonably be expected to obtain in connection with the performance of his duties in relation to the Company.

13

1.8	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1	-	Permitted Encumbrances
Schedule 4.4	-	Capitalization
Schedule 4.6	-	Violations (Sellers)
Schedule 4.7(a)	-	Ely Consents and Approvals
Schedule 4.7(b)	-	Solitario Consents and Approvals
Schedule 4.9	-	Violations (Company)
Schedule 4.14	-	Owned and Leased Real Property
Schedule 4.15	-	Status of Property
Schedule 4.17(b)	-	Accounts Payable
Schedule 4.19	-	Insurance Policies
Schedule 4.21	-	Material Contracts
Schedule 4.22	-	Seller Contracts
Schedule 4.23	-	Non-Compliance with Laws
Schedule 4.27	-	Changes
Schedule 4.28	-	Non-Arm's Length Transactions
Schedule 4.29	-	Tax Matters
Schedule 4.30	-	Litigation
Schedule 4.31	-	Bank Accounts and Attorneys
Schedule 4.32	-	Officers and Member Representatives
Schedule 4.33(a)	-	Compliance with Environmental Laws
Schedule 4.33(c)	-	Former Property
Schedule 4.33(e)	-	Notices of Environmental Claims
Schedule 4.33(f)	-	Releases
Schedule 4.33(g)	-	Disposal
Schedule 4.33(i)	-	Changes to Environmental Laws
Schedule 4.33(l)	-	Archaeological Surveys
Schedule 4.35	-	Employment Agreements
Schedule 4.36(a)	-	Independent Contractors
Schedule 4.36(b)	-	Non-Continuing Officers
Schedule 4.36(c)	-	Change of Control Payments
Schedule 4.39(a)	-	Owned and Leased Mining Claims
Schedule 4.39(b)	-	Title to Mining Claims
Schedule 4.40	-	Water Rights; Easements
Schedule 4.41	-	Existing Permits
Schedule 4.42	-	Royalties and Other Rights
Schedule 4.44	-	Reclamation and Closure Obligations
Schedule 4.45	-	Fines
Schedule 5.5	-	Required Consents for Purchaser
1.9	Effect of Schedules

All Section headings in the Schedules correspond to the Sections of this Agreement, but information provided in any Section of the Schedules shall constitute disclosure

14

for purposes of each Section of this Agreement where such information is relevant to the extent that the relevance of such disclosure to such other Section is reasonably apparent on its face.

1.10	Schedule Update

From time to time up to three Business Days prior to the Closing Date, the Sellers will promptly supplement, amend or modify the Schedules which were delivered pursuant to this Agreement with respect to any matter first existing or occurring after the Effective Date which, if existing or occurring prior to the Effective Date, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions of closing in favour of the Purchaser set out in Section 3.4, the Schedules shall be deemed to include only that information originally contained therein on the Effective Date and shall be deemed to exclude all information contained in any supplement, amendment or modification thereto; provided, however that for purposes of determining a breach of a representation or warranty after the Closing for the purposes of the indemnification provided in Article 7, the representations and warranties shall give effect to any such supplement, amendment or modification. Notwithstanding anything herein to the contrary, in the event either Seller updates any Schedule and such supplement, amendment or modification to the Schedules results in any representation or warranty of such Seller set forth in Article 4 that is (a) qualified by the term "material" or "Material Adverse Effect", to be untrue or not correct, or (b) not so qualified, to be untrue or not correct in all material respects, in each case without regard to any such information in the supplement, amendment or modification, then Purchaser shall be entitled to terminate this Agreement under Section 8.3(e) by providing written notice to Sellers within 10 days of such supplement, amendment or modification to a Schedule from either Seller.

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of the Membership Interests

Subject to the terms and conditions of this Agreement, at the Time of Closing each Seller shall sell, assign and transfer the Membership Interest owned by it to Purchaser and Purchaser shall purchase the Membership Interest from such Seller, free and clear of all Encumbrances.

2.2	Purchase Price

The aggregate purchase price payable by Purchaser to Sellers for the Membership Interests shall be $30,000,000 (the "Estimated Purchase Price"), which shall be adjusted if and as required by the terms of Section 3.6 (as adjusted, the "Purchase Price"). At the Time of Closing, Purchaser shall satisfy the Estimated Purchase Price:

(a)	by paying the amount owing pursuant to the Payout Statements as directed therein (including any per diem amount referenced therein); and

15

(b)	as to the balance of the Estimated Purchase Price, by paying such balance, less any outstanding indebtedness owed by Solitario to Purchaser or an Affiliate of Purchaser, to Sellers by wire transfer of immediately available funds to such account or accounts as Sellers shall have indicated by direction in writing to Purchaser at least two Business Days prior to the Closing Date. The direction shall also indicate the proportion of the balance of the Estimated Purchase Price to be paid to each Seller.

Article 3
CLOSING

3.1	Closing

Subject to compliance with the terms and conditions hereof, the transfer of the Membership Interests shall be deemed to take effect as at the Time of Closing. The Closing shall take place at the Time of Closing at the offices of Davies Ward Phillips & Vineberg LLP, 155 Wellington Street West, Toronto ON M5V 3J7, or such other place as the parties may agree. Unless otherwise agreed, all closing transactions shall be deemed to have occurred simultaneously.

3.2	Closing Deliveries by Sellers

At the Closing, each Seller shall deliver or cause to be delivered to Purchaser the following, and each such delivery is deemed to have occurred simultaneously with the others:

(a)	a certificate of the President or any senior officer of such Seller, dated as of the Closing Date, representing and certifying that the conditions set forth in Sections 3.4(a) through (e) have been fulfilled;
(b)	an assignment of its Membership Interest (the "Assignment of Membership Interest"), in form and substance reasonably satisfactory to Purchaser, executed by such Seller and such other documentation as is reasonably required to transfer the Membership Interest to Purchaser;
(c)	discharges, in form and substance reasonably acceptable to Purchaser, in registerable or recordable form of all Financing Security;
(d)	except in respect of the Financing Security, evidence of the release of any Encumbrance on the Membership Interests and any assets of the Company, other than, with respect to the assets of the Company, Permitted Encumbrances, in form and substance reasonably satisfactory to Purchaser;
(e)	a receipt for the Estimated Purchase Price;
(f)	a written resignation and an executed release, in form and substance reasonably satisfactory to Purchaser, from each of those officers of the Company listed on Schedule 4.36(b) and each member representative of the Company;

16

(g)	a written resignation and an executed release, in form and substance reasonably satisfactory to Purchaser, of Solitario as the manager under the Operating Agreement;
(h)	evidence of the termination of the Operating Agreement and any and all other related agreements to which the Company, a Seller or an Affiliate of a Seller is a party, each in form and substance satisfactory to Purchaser; provided, however, that Exhibit C of the Operating Agreement shall survive as an agreement between the Sellers with respect to periods on or before the Closing Date (with references to the Management Committee treated as references to the Management Committee as constituted pursuant to the Operating Agreement prior to the termination);
(i)	copies of the Ely Approvals and the Solitario Approvals;
(j)	(i) evidence of the transfer to Purchaser of all right, title and interest in and to the Cash Collateral not owned by the Company that is held on deposit with any financial institution and (ii) written confirmation from such financial institution acknowledging the transfer of such right, title and interest;
(k)	written evidence of the extension of the term of the Mining Lease Agreement (as amended, supplemented, modified and assigned) dated November 19, 2004 by and between Centennial Minerals Company LLC ("Centennial") and Diamond Hill Investment Corp. (the predecessor-in-interest to the Company) for an additional 10 year increment commencing on November 19, 2014 and ending on November 19, 2024, and Purchaser acknowledges that as of the Effective Date it has received satisfactory evidence of such extension;
(l)	written evidence of the extension of the term of the Mining Lease Agreement (as amended, supplemented, modified and assigned) dated February 27, 2006 by and between Centennial and Augusta Resource Corporation ("Augusta") (the predecessor-in-interest to the Company) for an additional 10 year increment commencing on June 1, 2015 and ending on June 1, 2025, and Purchaser acknowledges that as of the Effective Date it has received satisfactory evidence of such extension;
(m)	written evidence of the extension of the term of the Mining Lease Agreement (as amended, supplemented, modified and assigned) dated March 20, 2006 by and between John E. Carrington and Augusta (the predecessor-in-interest to the Company) for an additional 10 year increment commencing on June 1, 2015 and ending on June 1, 2025, and Purchaser acknowledges that as of the Effective Date it has received satisfactory evidence of such extension;
(n)	a certificate of good standing or the equivalent of recent date for the Company from the Secretary of State of the State of Colorado and the State of Nevada;
(o)	an opinion of the respective counsel to each of the Sellers, addressed to Purchaser, subject to customary assumptions and qualifications and in form and substance

17

satisfactory to Purchaser and its counsel acting reasonably, covering the corporate existence of each Seller, the Company and Ely Gold, the power and authority of each Seller and Ely Gold to enter into this Agreement, the binding nature of this Agreement as an enforceable obligation of each Seller and Ely Gold, the Company's authorized and outstanding equity, and an updated title report from the Reno, Nevada law firm of Harris, Thompson & Faillers as to title to the Owned Property and the validly and enforceability of the leasehold or subleasehold interest in the Leased Real Property and Leased Mining Claims; and

(p)	all other documents required to be delivered by such Seller to Purchaser pursuant to this Agreement or reasonably necessary to give effect to the transactions contemplated hereby.
3.3	Closing Deliveries by Purchaser

At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (or to such other Person as set forth below) the following, and each such delivery is deemed to have occurred simultaneously with the others:

(a)	a certificate of an officer or equivalent of Purchaser, dated the Closing Date, representing and certifying that the conditions set forth in Sections 3.5(a) through (b) have been fulfilled;
(b)	evidence of the Authorizations required for Purchaser to enter into this Agreement and perform its obligations hereunder;
(c)	the Estimated Purchase Price in accordance with Section 2.2;
(d)	a receipt for the Assignments of Membership Interest; and
(e)	all other documents required to be delivered by Purchaser to Sellers pursuant to this Agreement or reasonably necessary to give effect to the transactions contemplated hereby.
3.4	Conditions of Closing in Favour of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived on or prior to the Closing Date in writing by, Purchaser (it being understood that any matter as to which such a waiver has been made by Purchaser shall not form the basis of any Losses and Sellers shall have no liability to Purchaser in respect thereof):

(a)	the representations and warranties of each of the Sellers contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of

18

representations and warranties to be true and correct (without regard to any qualifications with respect to materiality or Material Adverse Effect contained therein) that has not and would not be reasonably likely individually or in the aggregate to result in a Material Adverse Effect;

(b)	each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been tabled;
(c)	the Membership Interests shall be free and clear of all Encumbrances;
(d)	any and all Fines shall have been paid in full on or before the Closing Date;
(e)	DHI US shall have received the Ely Approvals and Solitario shall have received the Solitario Approvals, and such approvals shall remain in full force and effect on the Closing Date;

(f)                Purchaser shall have received such Authorizations as are necessary to allow Purchaser to own and operate the Company from and after the Closing, including the Authorizations listed on Schedule 5.5, and such Authorizations shall be in full force and effect; and

(g)	no preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation by Purchaser of the transactions contemplated hereby, shall be in effect.
3.5	Conditions of Closing in Favour of Sellers

The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing Date of each of the following conditions, which are for the exclusive benefit of, and may be waived on or prior to the Closing Date in writing by, Sellers (it being understood that any matter as to which such a waiver has been made by Sellers shall not form the basis of any Losses and Purchaser shall have no liability to Sellers in respect thereof):

(a)	all representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date) except for such failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality contained therein) that would not be reasonably likely individually or in the aggregate to be materially adverse to Seller's interests hereunder;

19

(b)	Purchaser shall have performed and complied in all material respects with all material covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been tabled;

(c)                Purchaser shall have entered into a new employment agreement with the existing project manager and Solitario shall have been released from all payment obligations thereunder;

(d)               all of the Ely Approvals and the Solitario Approvals shall have been obtained;

(e)	Purchaser shall have agreed in writing to assume all of Solitario's obligations as a guarantor under the Contracts described in Schedule 3.5(e) (the "Sandstorm Agreements"), and otherwise be bound by all of the terms of the Sandstorm Agreements (including Section 7.1(b) of the Sandstorm Agreements), and Solitario shall have received a written novation executed by Solitario, Purchaser and the counterparty to the Sandstorm Agreements; and
(f)	no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Body, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation by a Seller of the transactions contemplated hereby shall be in effect.
3.6	Purchase Price Adjustment

(a)                Purchaser shall cause Company to prepare and deliver to Sellers, as soon as practicable, and in any event within 30 days following the Closing Date: (i) an unaudited consolidated balance sheet of the Company as of the Calculation Time (the "Closing Balance Sheet") prepared in accordance with GAAP applied consistently with the past practices of the Company; (ii) a statement setting forth the calculation of the Working Capital of Company as of the Calculation Time determined by reference to the Closing Balance Sheet (the "Working Capital Statement"), which statement shall be calculated in accordance with GAAP and shall include the amount of the Company's Working Capital (the "Adjustment Amount") as of the Calculation Time, it being understood that a positive Working Capital amount will result in an equivalent positive Adjustment Amount and a negative Working Capital amount will result in an equivalent negative Adjustment Amount. No change in accounting principles and practices shall be made from those described above, including with respect to the nature or classification of accounts. No reserves or other accruals shall be increased or created. Purchaser shall provide, or cause to be provided to Sellers, copies of all working papers resulting from, or used in connection with, the preparation of the Purchase Price Adjustment Documents.

(b)               On or prior to the 10th Business Day after Sellers' receipt of the Purchase Price Adjustment Documents (such 10 Business Day period, the "Objection Period"), either Seller may give Purchaser a written notice (the "Objection Notice") stating in reasonable detail that Seller's objections to the Purchase Price Adjustment Documents. Any Objection Notice shall specify in reasonable detail the dollar amount and nature of any objection and the basis therefor.

20

Except to the extent that either Seller makes a specific objection to a specific determination set forth on a Purchase Price Adjustment Document pursuant to the Objection Notice delivered to Purchaser within the Objection Period, the Purchase Price Adjustment Documents will be conclusive and binding upon the parties hereto for purposes of determining the adjustment in Section 3.6(d).

(c)                If either Seller delivers a timely Objection Notice as described in Section 3.6(b), then Purchaser and Sellers will negotiate in good faith to resolve their disputes regarding the Purchase Price Adjustment Documents. If Purchaser and Sellers are unable to resolve all disputes regarding the Purchase Price Adjustment Documents on or prior to the 10th day after Purchaser's receipt of the Objection Notice, then Sellers and Purchaser will retain an independent accounting firm (selected either by mutual agreement or, in the absence of mutual agreement, by random choice after eliminating any such firm which is conflicted or otherwise unable to participate) (an "Independent Accounting Firm"), to resolve the dispute as soon as practicable, and in any event within 20 days of its appointment. Each of Sellers, on the one hand, and Purchaser, on the other hand, shall provide to the Independent Accounting Firm its view of the correct amount of the Adjustment Amount and the constituent items forming part of the Working Capital Statement. The Independent Accounting Firm shall act as an expert and not as an arbitrator to determine, based solely on the written submissions of the parties and not by independent investigation, only the specific items under dispute by Sellers and Purchaser. The Independent Accounting Firm shall render a written report as to the resolution of the dispute and the resulting computation of the Adjustment Amount. The Adjustment Amount as determined by the Independent Accounting Firm will, absent manifest error, be conclusive and binding upon the parties hereto and will constitute the Adjustment Amount for all purposes of this Section 3.6. In resolving any disputed item, the Independent Accounting Firm: (x) shall be bound by the provisions of this Section 3.6(c); and (y) may not assign a value to any item greater than the greatest value for such item claimed by either Sellers or Purchaser or less than the smallest value for such item claimed by either Sellers or Purchaser. Where the Independent Accounting Firm determines that the Adjustment Amount should be increased by more than 15% from the amount contemplated in the Working Capital Statement delivered by Purchaser to Sellers, Purchaser shall pay all fees, costs and expenses of the Independent Accounting Firm in resolving the dispute, otherwise such fees, costs and expenses shall be the responsibility of Sellers.

(d)               If there is a negative Adjustment Amount, Sellers shall pay such amount to Purchaser by wire transfer of immediately available funds. If there is a positive Adjustment Amount, Purchaser shall pay such amount to Sellers by wire transfer of immediately available funds. Any payment made pursuant to this Section 3.6(d) shall be made within two (2) Business Days (i) if no Objection Notice is delivered, after the Objection Period has expired, or (ii) if an Objection Notice is delivered, after all disputes are finally resolved pursuant to Section 3.6(c).

(e)                Any payment made pursuant to Section 3.6(d) will be treated as an adjustment to the Estimated Purchase Price for all purposes, unless a contrary treatment is required by applicable Laws.

21

Article 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally represents and warrants to Purchaser, on its own behalf but not on behalf of the other Seller or that other Seller's Affiliates, as follows (and, for greater certainty, each Seller acknowledges that it is severally providing each of the representations contained in Section 4.8 through Section 4.51), and acknowledges that Purchaser is relying on such representations and warranties in connection with its purchase of the Membership Interests:

4.1	Organization of Sellers

(a)                DHI US represents and warrants that it has been duly organized, is validly existing and is in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own the Membership Interest owned by it, to enter into this Agreement and to perform its obligations hereunder.

(b)               Solitario represents and warrants that it has been duly organized, is validly existing and is in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own the Membership Interest owned by it, to enter into this Agreement and to perform its obligations hereunder.

4.2	Authorization

(a)                DHI US represents and warrants that this Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of DHI US, enforceable against it by Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(b)               Solitario represents and warrants that this Agreement has been duly authorized, executed and delivered by it and is a legal, valid and binding obligation of Solitario, enforceable against it by Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3	Ownership of the Membership Interests

(a)                DHI US represents and warrants that it is the registered and beneficial owner of, and has good and valid title to, the Membership Interest purported to be owned by it, free and clear of all Encumbrances other than the Financing Security. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire all of DHI US's valid right, title and interest in such Membership Interest, free and clear of any Encumbrances. The Membership Interest constitutes DHI US's entire interest (legal, beneficial or otherwise) in the Company.

(b)               Solitario represents and warrants that it is the registered and beneficial owner of, and has good and valid title to, the Membership Interest purported to be owned by it, free and clear of all Encumbrances other than the Financing Security. Upon consummation of the

22

transactions contemplated by this Agreement, Purchaser will acquire all of Solitario's valid right, title and interest in such Membership Interest, free and clear of any Encumbrances. The Membership Interest constitutes Solitario's entire interest (legal, beneficial or otherwise) in the Company.

4.4	Capitalization

Schedule 4.4 sets forth all of the outstanding membership interests, profits interests or other equity interests in the Company. Except as set forth on Schedule 4.4, there are no issued and outstanding membership interests, profits interest or other equity interests of the Company. All of the outstanding membership interests, profits interests and other equity interests of the Company have been duly authorized and validly issued. Other than pursuant to the Operating Agreement and the Financing Documents, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, unit appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments under which the Company is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any equity interests, of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Membership Interests are not subject to any voting trust agreement or similar arrangement relating to the voting of such Membership Interests or other equity interests.

4.5	No Other Agreements to Purchase

No Person other than Purchaser and the lender under the Financing Documents has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from such Seller of any of the Membership Interests.

4.6	No Violation by Sellers

(a)                DHI US represents and warrants that, except as set out in Schedule 4.6, none of the sale of the Membership Interests, the execution and delivery by DHI US of this Agreement and the consummation of the transactions herein provided for will result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of DHI US under: (i) the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of DHI US; (ii) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over DHI US; (iii) any Contract or Permit held by DHI US or by which DHI US is bound; or (iv) any applicable Laws; or (b) the creation or imposition of any Encumbrance on any of the assets of DHI US. Without limiting the generality of the foregoing, except as set out in Schedule 4.6, no Contract to which DHI US is a party or by which DHI US is bound may be modified or terminated, or by their terms require the approval of, making a filing with, or giving notice to, any third party, in connection with the entering into of this Agreement or the consummation of the transactions contemplated hereby.

23

(b)               Solitario represents and warrants that, except as set out in Schedule 4.6, none of the sale of the Membership Interests, the execution and delivery by Solitario of this Agreement and the consummation of the transactions herein provided for will result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Solitario under: (i) the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of Solitario; (ii) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over Solitario; (iii) any Contract or Permit held by Solitario or by which Solitario is bound; or (iv) any applicable Laws; or (b) the creation or imposition of any Encumbrance on any of the assets of Solitario. Without limiting the generality of the foregoing, except as set out in Schedule 4.6, no Contract to which Solitario is a party or by which Solitario is bound may be modified or terminated, or by their terms require the approval of, making a filing with, or giving notice to, any third party, in connection with the entering into of this Agreement or the consummation of the transactions contemplated hereby.

4.7	Consents and Approvals

(a)                DHI US represents and warrants that, except for the Ely Approvals, no other Authorization is required to be obtained by DHI US, Ely Gold or the Company from, or to be given by DHI US, Ely Gold or the Company to, or to be made by DHI US, Ely Gold or the Company with, any Governmental Body or any other Person in connection with the execution, delivery and performance by DHI US or Ely Gold of this Agreement.

(b)               Solitario represents and warrants that, except for the Solitario Approvals, no other Authorization is required to be obtained by Solitario or the Company from, or to be given by Solitario or the Company to, or to be made by Solitario or the Company with, any Governmental Body or any other Person in connection with the execution, delivery and performance by Solitario of this Agreement.

4.8	Organization of the Company

The Company has been duly organized, is validly existing and is in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its Business as presently conducted. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Business as presently conducted.

4.9	No Violation by the Company

Except as set out in Schedule 4.9, none of the sale of the Membership Interests, the execution and delivery by the Company of this Agreement and the consummation of the transactions herein provided for will result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of the Company under: (i) the constating documents or organizational documents of the Company, including the Operating Agreement, or by-laws or resolutions of the membership representatives (or any committee thereof) or members of the Company or comparable documents of the Company; (ii) any judgment, decree, order or award of any Governmental Body or arbitrator

24

having jurisdiction over the Company; (iii) any Contract or Permit held by the Company or by which it is bound; or (iv) any applicable Laws; or (b) the creation or imposition of any Encumbrance on the Membership Interests or any of the assets of the Company. Without limiting the generality of the foregoing, other than as disclosed in Schedule 4.9, no Contracts to which the Company is a party or by which it is bound may be modified or terminated, or by their terms require the approval of, making a filing with, or giving notice to, any third party in connection with the entering into of this Agreement or the consummation of the transactions contemplated hereby.

4.10	No Options

No Person (other than Purchaser hereunder and the lenders under the Financing Documents) has any agreement or option or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any membership interests or other equity interests or securities of the Company.

4.11	No Subsidiaries

The Company does not own and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any Person and the Company does not have any agreements to acquire or lease any other business operations.

4.12	Business of the Company

The only business operation carried on by the Company is the Business and businesses associated therewith or ancillary thereto.

4.13	Title to Personal and Other Property

The property and assets of the Company (other than the Owned Property, the Leased Real Property and the Leased Mining Claims, which are addressed in separate provisions of this Agreement) are owned solely by the Company with good and valid title thereto, free and clear of all Encumbrances other than Permitted Encumbrances. The property and assets of the Company include all of the buildings, machinery, equipment and other tangible assets necessary to conduct the Business as presently conducted. The Company does not have legal title to or hold as custodian any shares or other securities for the benefit of a third party.

4.14	Description of Owned Real Property and Leased Real Property

Schedule 4.14 describes all the real property, other than Water Rights and unpatented mining claims and mill sites, owned (the "Owned Real Property") and all the real property, other than Water Rights, leased (the "Leased Real Property") by the Company and, in the case of Owned Real Property, all indebtedness secured against it, and, in the case of Leased Real Property, all indebtedness secured against the Company's leasehold interest in it.

25

4.15	Owned Property

The Company does not own and has not agreed to acquire any real property or interest in real property other than the Owned Property. Except as may be set out in Schedule 4.14, the Company has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, all the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 4.15, all buildings, structures, improvements and appurtenances situated on or relating to the Owned Property and currently used by the Company, and the equipment of the Company, are in operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the current operation of the Business. To such Seller's knowledge, the Company has adequate rights of ingress and egress to the Owned Property for the operation of the Business. None of such property (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others. Except as set forth in the Title Reports, no party other than the Company is in possession of any of the Owned Real Property or any portion thereof, and except for the Financing Documents and as set forth in Schedule 4.15, the Company is not a party to any agreements, written or oral, granting to any party or parties the right of use or occupancy of the Owned Real Property or any portion thereof.

4.16	Leased Real Property

The Company is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases (as amended from time to time, the "Leases") described in Schedule 4.14 relating to the Leased Real Property. Such Seller has provided Purchaser with true and complete copies of each of the Leases. Except as may be set out in Schedule 4.14, the Company occupies the Leased Real Property and has the exclusive right to occupy and use all of the Leased Real Property. Each of the Leases is in good standing and in full force and effect, and neither the Company nor, to such Seller's knowledge, any other party thereto is in breach of any covenants, conditions or obligations contained therein. Except as set forth on Schedule 4.15, all buildings, structures, improvements and appurtenances forming part of the Leased Real Property and currently used by the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used. To such Seller's knowledge, the Company has adequate rights of ingress and egress to the Leased Real Property for the operation of the Business. None of the Leased Real Property (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others. There are no parties other than the Company in possession of any of the Leased Real Property or any portion thereof, and except as set forth on Schedule 4.15, there are no agreements (other than the Financing Documents and the Leases themselves), written or oral, granting to any party or parties (other than the Company) the right of use or occupancy of the Leased Real Property or any portion thereof.

26

4.17	Accounts Receivable and Accounts Payable

(a)                All accounts receivable, book debts and other debts due or accruing to the Company are bona fide and good and, subject to an allowance for doubtful accounts that have been reflected on the books of the Company in accordance with GAAP on a basis consistent with prior periods, collectible without set-off or counterclaim.

(b)               The Company has satisfied, paid and discharged all of its accounts payable and other current liabilities in a timely manner in accordance with their respective terms of payment, except (i) for current accounts payable that are not yet delinquent and are properly accounted for in the Financial Statements, and (ii) accounts payable that are the subject of any bona fide dispute. Any and all such bona fide disputes that are currently unresolved are described on Schedule 4.17(b).

4.18	Intellectual Property

The Company owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Business, (b) no third party has asserted in writing against such Seller, the Company or any of their respective Affiliates a claim that the Company is infringing on the Intellectual Property of such third party and (c) to the knowledge of such Seller, no third party is infringing on the Intellectual Property owned by the Company.

4.19	Insurance

The Company's insurance policies described in Schedule 4.19 will be continued in full force and effect to and including the Time of Closing. Schedule 4.19 sets out all insurance policies maintained by or on behalf of the Company or such Seller on, or covering, the property and assets or personnel of the Company as of the date hereof (specifying insurer, amount of coverage, type of insurance, policy numbers and any pending claims thereunder) and complete and accurate copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Company. The Company is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. All such insurance policies: (i) are valid and enforceable in accordance with their terms; (ii) to the knowledge of such Seller, are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. There are no claims related to the Business pending under any such insurance policies, and to the knowledge of such Seller, there is no condition, situation or circumstance that could give rise to a claim under any of such insurance policies. Such Seller has provided to Purchaser an insurance certificate describing each insurance policy referred to in Schedule 4.19.

4.20	No Expropriation

No property or asset of the Company has been taken or expropriated by any Governmental Body, nor has any notice or proceeding in respect thereof been given or commenced, nor is such Seller aware of any intent or proposal to give any such notice or commence any such proceeding.

27

4.21	Agreements and Commitments

(a)                Except for the Contracts described on Schedules 4.14, 4.16, 4.19, 4.21, 4.22, 4.23, 4.31 and 4.35, the Company is not a party to or bound by any material Contract and, without limiting the foregoing, any Contracts of the following types are deemed "material" for purposes of this Section 4.21:

                                                     (i)            any collective bargaining agreement or other Contract with any labour union;

                                                   (ii)            any purchase order or Contract for the supply of materials, supplies, equipment or services involving more than $25,000 in respect of any one such Contract or the aggregate of all such Contracts with any particular supplier;

                                                 (iii)            any continuing Contract that involves the sale or delivery of materials, supplies, equipment or services by the Company at a price that could reasonably be regarded as below the prevailing market rate or at a price that could reasonably be expected to result in a loss to the Company;

                                                 (iv)            any employment or consulting Contract or any other Contract with any officer, employee or consultant other than Contracts of indeterminate term terminable by the Company without cause or reasonable notice;

                                                   (v)            any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former manager, officer, employee or consultant;

                                                 (vi)            any trust indenture, hypothecation, mortgage, promissory note or other instrument representing a principal amount of indebtedness in excess of $25,000, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

                                               (vii)            any commitment to make charitable contributions;

                                             (viii)            any Contract for capital expenditures in excess of $25,000 in the aggregate;

                                                 (ix)            any Contract for the sale of any assets;

                                                   (x)            any Contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

28

                                                 (xi)            any confidentiality, secrecy, non-disclosure or non-competition Contract or similar Contract (whether the Company is a beneficiary or obligor thereunder);

                                               (xii)            any licence, franchise or other agreement that relates in whole or in part to Intellectual Property;

                                             (xiii)            any Contract that expires or may expire more than one year after the date of this Agreement;

                                             (xiv)            any power of attorney relating to the Business in favour of any Person;

                                               (xv)            any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except for cheques endorsed for collection in the ordinary course of the Business; or

                                             (xvi)            any Contract entered into by the Company other than in the ordinary course of the Business.

(b)               The Company has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not in material default or alleged to be in default in respect of, any Contract to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and, to such Seller's knowledge, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a default under any of the foregoing. Such Seller has provided to Purchaser a true and complete copy of each Contract listed or described in the Schedules listed in the introductory clause to this section, including all amendments thereto. Without limiting the foregoing, with respect to the Contract listed on Schedule 4.21, (i) the Company has no outstanding obligations to the counterparty thereto, and (ii) the Company has not committed, in writing or otherwise, to proceed with Phase II of the work described therein.

4.22	Seller Contracts

Except as set forth in Schedule 4.22, neither such Seller nor its Affiliates are party to or bound by any Contract with the Company (such contracts, the "Seller Contracts"). Such Seller has delivered to Purchaser true and complete copies of each of the Seller Contracts to which it or its Affiliates are party, including any amendments thereto (or, in the case of oral Seller Contracts, true and complete written summaries thereof). Except as set forth in Schedule 4.22, as of the date hereof: (a) each of the Seller Contracts is valid, in full force and effect, and enforceable in accordance with its terms against such Seller and, to the knowledge of such Seller, against the parties thereto other than such Seller, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (b) such Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations under each Seller Contract; (c) there has not occurred any breach or default (without regard to lapse of time, the giving of

29

notice, the election of any Person other than a Seller, or any combination thereof) by a Seller nor, to the knowledge of such Seller, has there occurred any breach or default (without regard to lapse of time, the giving of notice, the election of such Seller, or any combination thereof) by any Person other than a Seller of or under any of the Seller Contracts; and (d) to the knowledge of such Seller, neither the Company nor any other Person is in arrears in the performance or satisfaction of its obligations under any of the Seller Contracts, and no waiver or indulgence has been granted by any of the parties thereto.

4.23	Compliance with Laws

The Company has complied in all material respects with all Laws applicable to the Business or the Company (excluding Tax Laws, which are the subject of Section 4.29, and Environmental Laws, which are the subject of Section 4.33). No event has occurred and no circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or a failure to comply with any Laws applicable to the Business or the Company (excluding Tax Laws, which are the subject of Section 4.29, and Environmental Laws, which are the subject of Section 4.33), and except as set forth in Schedule 4.23, neither such Seller nor the Company has received any notice or other communication (whether oral or written) from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with any such Laws (excluding Tax Laws, which are the subject of Section 4.29, and Environmental Laws, which are the subject of Section 4.33).

4.24	Financial Statements

(a)                True and complete copies of (i) the unaudited consolidated balance sheet of the Company as of December 31, 2014 and December 31, 2013, (ii) the unaudited consolidated statements of income, members' equity and cash flows of the Company for the fiscal years ended December 31, 2014 and December 31, 2013, (iii) the unaudited consolidated balance sheet of the Company for the interim period ended April 30, 2015, and (iv) the unaudited consolidated statements of income, members' equity and cash flows of the Company for the interim period ended April 30, 2015 (together, the "Financial Statements") have been provided to Purchaser prior to the date of this Agreement. The Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with prior periods, are complete and accurate in all material respects and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as at their respective dates and results of operations of the Company for the respective periods covered by them.

(b)               The Company's systems of internal controls over financial reporting are designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company's assets that would materially affect the Company's financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses in the Company's internal controls as of and for the fiscal year ended December 31, 2014 (nor has any such deficiency or weakness nor any fact, circumstance or change reasonably likely to result in any such deficiency or weakness been identified since such date).

30

4.25	Absence of Liabilities

The Company has no liabilities, liquidated or contingent, that are not reflected on the Financial Statements, other than liabilities incurred after December 31, 2014 in the ordinary course of business consistent with past practice of the same type as liabilities reflected in the Financial Statements.

4.26	Books and Records

The Books and Records of the Company, in all material respects, fairly and correctly set out and disclose in accordance with GAAP the financial position of the Company as at the date hereof and all financial transactions of the Company have been accurately recorded in such Books and Records. The limited liability company records and minute books of the Company are accurate and complete in all material respects.

4.27	Absence of Changes

Since December 31, 2014, the Company has carried on the Business and conducted its operations and affairs only in the ordinary course consistent with past practice and except as disclosed in Schedule 4.27 there has not been any:

(a)	material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or Business of the Company;
(b)	damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Company;
(c)	obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Company, other than those incurred in the ordinary course of the Business and consistent with past practice;
(d)	payment, discharge or satisfaction of any Encumbrance, liability or obligation of the Company (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and Tax liabilities incurred in the ordinary course of the Business consistent with past practice;
(e)	labour trouble, strikes, work slow-downs or stoppages adversely affecting the Company;
(f)	licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Company;
(g)	entry into, termination of, or receipt of notice of termination of any licence, joint venture, credit or similar agreement;

31

(h)	cancellation of debts or claims owing to, or amendment, termination or waiver of rights of value to, the Company in amounts exceeding $10,000 in each instance or $50,000 in the aggregate;
(i)	increase in compensation or bonus payable to any officer, manager, consultant or agent of the Company, or the execution of any employment, severance or similar Contract with any officer or the making of any loan to, or engagement in any transaction with, any officer or member representative of the Company;
(j)	capital expenditures or commitments of the Company in excess of $50,000 in the aggregate;
(k)	forward sales commitments other than in the ordinary course of the Business;
(l)	change in the accounting or Tax practices followed by the Company;
(m)	change in the Company's depreciation or amortization policies or rates;
(n)	change in the credit terms offered to suppliers to the Company; or
(o)	issuance or sale by the Company, or any Contract entered into by the Company, for the issuance or sale by the Company, of any membership interests of or securities convertible into or exercisable for membership interests of the Company.
4.28	Non-Arm's Length Transactions

Since December 31, 2014, the Company has not made any payment or loan to or borrowed any monies from, and the Company has not been otherwise indebted to, any officer, director, manager, employee, member or any other Person not dealing at arm's length with the Company, except for usual employee reimbursements and compensation paid in the ordinary course of the Business. Except as disclosed in Schedule 4.28, the Company is not on the date hereof a party to, and has not, since December 31, 2014, entered into, any Contract with any officer, director, manager, member, shareholder or any other Person not dealing at arm's length with the Company. No officer, member representative or member of the Company (including such Seller) and no entity which is an Affiliate of one or more of the foregoing:

(a)	owns, directly or indirectly, in whole or in part, any property that the Company uses in the Business; or
(b)	has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for reimbursements of ordinary business expenses.
4.29	Tax Matters

Except as described in Schedule 4.29:

32

(a)	The Company has filed all Tax Returns that are required to be filed by it, and all such Tax Returns are true, correct and complete;
(b)	No jurisdiction or authority in or with which the Company does not file a Tax Return has alleged in writing or, to the knowledge of such Seller, other than in writing, that it is required to file a Tax Return in that jurisdiction or with that authority.
(c)	The Company has paid all Taxes due from it, has collected all amounts required to be collected by it on account of Taxes, and has deducted or withheld all Taxes required to have been deducted or withheld by it from payments to employees, members and third parties (and the Company paid the amounts collected, deducted or withheld to the applicable Tax Authorities as required by Law);
(d)	There are no examinations, audits, claims, assessments, levies, or administrative or judicial proceedings currently ongoing (or, to the knowledge of such Seller, pending or proposed in writing) with respect to Taxes due from the Company;
(e)	No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any material Taxes due from the Company;
(f)	There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax;
(g)	The Company is not a party to, bound by and has no obligation under any Tax allocation, Tax sharing, Tax indemnity or similar agreement, arrangement or understanding; and
(h)	The Company is, and has been since its formation, treated either as a partnership or disregarded as an entity separate from its owners for U.S. federal income tax purposes.
4.30	Litigation

Except as described in Schedule 4.30, there are no actions, suits (whether or not purportedly on behalf of the Company), appeals, claims, applications, orders, investigations, proceedings, grievances, arbitration or alternative dispute resolution processes (collectively, "Proceedings") in progress or pending or, to the knowledge of such Seller, threatened by, against or affecting the Company, its property, the Membership Interests or assets or the Business, before any Governmental Body, arbitrator, arbitration board or mediator. Such Seller has delivered to Purchaser complete and accurate copies of all pleadings, correspondence and other documents relating to the Proceedings described in Schedule 4.30. Neither such Seller nor the Company is subject to any judgment, order or decree affecting the Company, any of the Company's property, membership interests or assets or the Business.

33

4.31	Bank Accounts and Attorneys

Schedule 4.31 sets forth a complete and accurate list showing the name of each bank, trust company or similar institution in which the Company has accounts or safe deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto and showing the name of each Person holding a general or special power of attorney from the Company and a summary of the terms thereof.

4.32	Officers and Member Representatives

Schedule 4.32 sets forth the names and titles of all the managers, officers and member representatives of the Company.

4.33	Environmental

(a)                Except as described in Schedule 4.33(a), the Company, the Owned Property, the Leased Real Property, the Leased Mining Claims, all of the Company's operations thereon and, to the knowledge of such Seller, all other operations thereon, have been and are in material compliance with all Environmental Laws, and neither such Seller nor the Company has re-disturbed the existing heap leach pad described in Schedule 4.33(a); provided, however, that this Section 4.33(a) does not apply to any matter specifically covered by the remainder of Sections 4.33(b) through 4.33(p);

(b)               The Company has not used or permitted to be used, except in compliance with all Environmental Laws, any of the Owned Property, the Leased Mining Claims, the Leased Real Property or the Former Property to Release, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance;

(c)                Schedule 4.33(c) lists all Former Property;

(d)               To the knowledge of such Seller, no underground storage tanks are located on the Owned Property, the Leased Real Property or the Leased Mining Claims, and prior to the period when the Company owned, leased or occupied any Former Property, no underground storage tanks were located on the Former Property;

(e)                Except as described in Schedule 4.33(e), neither the Company nor, in respect of the Business, the Owned Property, the Leased Mining Claims, the Leased Real Property or the Former Property, such Seller has ever received any notice of or been prosecuted for any actual or alleged non-compliance with any Environmental Laws. Neither the Company nor, in respect of the Business, the Owned Property, the Leased Mining Claims, the Leased Real Property and the Former Property, such Seller has settled any allegation of non-compliance prior to prosecution. Except as set forth in the Project's Plan of Operations and Reclamation Permits 0343, 0361 and 0362, the Water Pollution Control Permit and the Air Permits, there are no pending Proceedings, notices or directions relating to environmental matters or the protection of human health or safety requiring, or notifying such Seller or the Company that it is or may be responsible for, any investigation, containment, clean-up, rehabilitation, reclamation, remediation or other corrective action or any work, repairs, construction or capital expenditures to be made under Environmental

34

Laws with respect to the Business or the Owned Property, the Leased Mining Claims, the Leased Real Property or any Former Property. Neither the Company nor, in respect of the Business, the Owned Property, the Leased Mining Claims, the Leased Real Property and the Former Property, such Seller has received any written third-party complaint or claim with respect to Hazardous Substances, environmental contamination, protection of the environment or protection of human health or safety;

(f)                Except as described in Schedule 4.33(f), neither such Seller nor the Company has caused or permitted, and to such Seller's knowledge there has not occurred, any Release of any Hazardous Substance on, in, around, from or in connection with any of the Owned Property, the Leased Mining Claims, the Leased Real Property or the Former Property or any such Release on or from a facility owned or operated by any third party but with respect to which the Company is or may reasonably be alleged to have liability, except in compliance with Environmental Laws;

(g)               Except as described in Schedule 4.33(g), all Hazardous Substances and other wastes, materials and substances used in whole or in part or in connection with or resulting from the Business have been disposed of, treated and stored: (i) where such disposal, treatment or storage was conducted by the Company, in compliance with all Environmental Laws; and (ii) where such disposal, treatment or storage was conducted by any other Person, to the knowledge of such Seller, in compliance with all Environmental Laws;

(h)               Such Seller has delivered to Purchaser true and complete copies of all environmental reports, audits, evaluations, assessments, studies or tests relating to the Company, the Business, the Owned Property, the Leased Mining Claims, the Leased Real Property, the Former Property and their use that are, or with reasonable efforts could be brought under, the possession or control of such Seller;

(i)                 Except as described in Schedule 4.33(i), to the knowledge of Sellers, there are no pending or proposed changes to Environmental Laws that would render illegal or materially restrict the current or planned operations of the Company as contemplated by the Technical Report or the use of the Owned Property, the Leased Mining Claims or the Leased Real Property;

(j)                 Neither such Seller nor the Company has received any notice from any Governmental Body with respect to any environmental liabilities under Environmental Laws or other obligations, including cleanup orders, consent decrees or otherwise relating to the historic mining activities at the Project, nor are any Proceedings pending or, to the knowledge of such Seller, threatened with respect to such environmental liabilities or other obligations;

(k)               The Native American Monitoring Services Agreement dated July 28, 2014 and the Memorandum of Agreement with the U.S. Forest Service dated March 31, 2014 are the only agreements between the Company, and a Governmental Body, or Native American tribe that set forth any obligations of the Company to any tribe or to a Governmental Body relating to tribal communities or relating to historic properties and contributing elements within the Project area;

35

(l)                 Other than the archeological sites identified in the archaeological surveys described in Schedule 4.33(l), to the knowledge of such Seller, there are no other cultural, archeological or historical sites within the Project area.

(m)             To the knowledge of such Seller, all groundwater exceedances identified in any monitoring well relating to the Project are naturally occurring (i.e., exceedances of arsenic, manganese, total nitrogen, and, on one occasion, cadmium);

(n)               Neither such Seller nor the Company has any information or knowledge of any additional information that would contradict, challenge or undermine the accuracy of SRK Consulting's analysis and conclusions in its Waste Rock and Ore Characterization Report for the Project dated January 2014 particularly with respect to the presence of acid generating rock within the Project area;

(o)               All required treatment fieldwork has been completed pursuant to the Treatment Plan dated December 2013 (the "Treatment Plan") approved by U.S. Forest Service and the State Historic Preservation Office to the satisfaction of U.S. Forest Service and the State Historic Preservation Office, as applicable, for the Project and no other field work is necessary under the Treatment Plan for either historic properties or cultural resources; and

(p)               To the knowledge of such Seller, there are no perennial waters within the Project area, except as provided for in the Existing Permits.

4.34	Employee Plans

The Company sponsors no Employee Plans and has no liability by virtue of being an ERISA Affiliate of any Person..

4.35	Employment Agreements, Collective Agreements

Other than as set out in Schedule 4.35, the Company has not entered into any employment or consulting Contract or other Contract with any officer, employee or consultant. The Company has not made any Contract with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and such Seller is not aware of any current attempts to organize or establish any labour union or employee association with respect to any Employees nor is there any certification of any such union with regard to a bargaining unit. The Company has not experienced any work slowdowns, stoppages or strikes (legal or otherwise) in the past five years.

4.36	Employees and Employment Legislation

(a)                The Company has no employees. Schedule 4.36(a) contains a complete and accurate list of the names of all individuals who are individuals engaged on contract to provide employment services or as independent contractors or other agents or representatives of the Company as of the date of this Agreement.

36

(b)               Schedule 4.36(b) is a list of those officers of the Company who, by agreement between Sellers and Purchaser, will not be continuing in any office with the Company following the Closing Date.

(c)                Schedule 4.36(c) sets out all amounts that may be required to be paid by the Company to any officer or agent of the Company as a result of or in connection with the purchase and sale of the Membership Interests pursuant to this Agreement (the "Change of Control Payments").

(d)               All Persons who have performed services for the Company and have been classified as independent contractors have satisfied the requirements of applicable Law to be so classified and the Company has accurately reported their compensation on IRS Form 1099 or other applicable tax forms for independent contractors when required to do so.

4.37	Indebtedness and Security

(a)                The Company does not have outstanding any bonds, debentures, trust indentures, mortgages, notes, loan agreements or other indebtedness for borrowed money, other than the overdraft position in the current accounts of the Company resulting from conduct of the Business in the ordinary course, and any Contract for a leasing transaction of a type required to be capitalized in accordance with GAAP. Except for Permitted Encumbrances and pursuant to the Financing Documents, no Person has been granted a security interest or other Encumbrance on any of the assets of the Company.

(b)               Immediately following the Closing, there will not be outstanding any loan, guarantee, pledge or other forms of financial assistance given by the Company for the benefit of any other Person.

4.38	Technical Disclosure

To the knowledge of such Seller, the Company's technical disclosure with respect to the Project disclosed in the Technical Report and in the public disclosure documents of Solitario and Ely Gold was prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices and NI 43-101 as it was in effect on the date of the filing of the applicable document. The information provided by the Company to the Qualified Persons (as defined in NI 43-101 as it was in effect on the date of the filing of the applicable document) in connection with the preparation of such disclosure was complete and accurate in all material respects at the time such information was furnished.

4.39	Mining Claims

(a)                Schedule 4.39(a) sets forth a true and complete list of all unpatented mining claims and mill sites owned by the Company (the "Owned Mining Claims") and unpatented mining claims and mill sites leased or subleased by Company (the "Leased Mining Claims"). The Company holds good record title to and a possessory interest in each of the Owned Mining Claims and a valid and enforceable leasehold or subleasehold interest in each Leased Mining Claim, in each case free and clear of all Encumbrances except for Permitted Encumbrances. The Company took, and has taken, all necessary acts under Law to properly maintain the Owned

37

Mining Claims and the Leased Mining Claims during all times when the Company or any of its Affiliates owned or controlled said claims, and will continue to take such acts through the Closing Date.

(b)               With respect to each Owned Mining Claim and each Leased Mining Claim, except as may be specified in the Title Reports or in Schedule 4.39(b): (i) the Company is in exclusive possession thereof; (ii) to the knowledge of such Seller, all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable Laws; (iii) assessment work (if applicable) sufficient to satisfy the requirements of applicable Laws was timely and properly performed on or for the benefit of all such claims and affidavits evidencing such work were timely recorded, or claim maintenance fees required to be paid under federal Law in lieu of the performance of assessment work in order to maintain the claims have been timely and properly paid and affidavits or other notices evidencing such payments as required under applicable Laws have been timely and properly filed and recorded; (iv) there are no material conflicts with mining claims owned by other parties other than as disclosed in the Title Reports; (v) there are no Proceedings pending or, to such Seller's knowledge, threatened against or affecting any of such claims; and (vi) the Company is the sole and exclusive owner or lessee of such claims, subject only to paramount ownership by the United States of America, and the rights of third parties to use and occupy the lands within such claims pursuant to the Multiple Mineral Development Act of 1954, the Surface Resources and Multiple Use Act of 1955, and the Federal Land Policy and Management Act of 1976. Nothing herein shall be deemed a representation or warranty that any unpatented mining claim contains a discovery of valuable minerals, or that the Company has established or is maintaining pedis possessio rights with respect to any such claim, or with respect to the validity of the mill sites.

4.40	Water Rights; Easements

(a)                Schedule 4.40 sets forth (i) a true and complete list of all water rights owned by the Company (the "Water Rights") and (ii) all easements, rights of way and similar rights owned by the Company, or in respect of which the Company derives any benefit, that are material to the operation of the Project (the "Easements");

(b)               Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company holds good and valid title to all Water Rights, free and clear of all Encumbrances except for Permitted Encumbrances; (ii) each of the Water Rights is valid and in good standing in the records of the State Engineer's Office; (iii) the Water Rights are adequate, assuming that the existing and future sources can produce the full permitted annual volume and peak flows, for the development and operation of the Project as contemplated by the Technical Report; and (iv) the Easements are valid and in full force and effect;

(c)                The Company has acted with reasonable diligence to work toward placing the Water Rights to beneficial use, and none of the Water Rights is presently subject to forfeiture or partial forfeiture from any nonuse;

38

(d)               Neither such Seller nor the Company has received any written notices from the Nevada State Engineer or any Governmental Body with respect to any violations, deficiencies or expired deadlines concerning the Water Rights;

(e)                Except as described in Schedule 4.40, the Company owns, free and clear of all Encumbrances except for Permitted Encumbrances, two wells and other related infrastructure associated therewith;

(f)                Except with respect to permit number 77236, the wells and other diversion structures associated with the Water Rights have been constructed to the satisfaction of the Nevada State Engineer; and

(g)               With respect to permit number 77236, such Seller has taken and will take all actions reasonably necessary to timely submit proof of completion and otherwise protect permit number 77236 from being cancelled.

4.41	Permits

(a)                Schedule 4.41 sets out each Permit held by the Company (each an "Existing Permit"), the applicable permit number and the dates of grant and of expiry (if any). Section 2.5.2 of the Technical Report sets out additional Permits required for the Project.

(b)               Except as disclosed in Schedule 4.41, each Existing Permit held by the Company is validly subsisting and in good standing in all material respects and the Company is not in default or breach of any such Permit and no Proceeding is pending or, to the knowledge of such Seller, threatened to revoke or limit any such Permit, or any Permit application currently outstanding or undergoing review for the Project, and, to the knowledge of such Seller, there are no facts or circumstances that may reasonably result in such a revocation or limitation. To the knowledge of such Seller, there are no grounds, facts or circumstances that could reasonably be expected to prevent the renewal of any Existing Permit held by or granted to the Company. Such Seller has provided a true and complete copy of each Existing Permit held by the Company and all amendments thereto to Purchaser.

4.42	Royalties and Other Rights

(a)                Except as disclosed in Schedule 4.42, no person other than the Company has any interest in the production or profits to be obtained in the future from the Project or any royalty or other form of production entitlement in respect thereof or any right to acquire any such interest.

(b)               Except as disclosed in Schedule 4.42, there are no farm-in or earn-in rights, back-in rights, rights of first refusal, rights of first offer, option rights, area of interest rights or similar rights or provisions which could affect the Project.

4.43	Potential for Mining Activities

(a)                All exploration activities in respect of the Project conducted by or on behalf of the Company and, to the knowledge of such Seller, all other exploration activities in respect of the Project, have been conducted in all material respects in accordance with good mining and

39

engineering practices and in accordance with all applicable Laws, and all workers' compensation and health and safety regulations have been complied with in all material respects by the Company and, to the knowledge of such Seller, contractors hired by the Company.

(b)               To the knowledge of such Seller, based on current Laws there are no facts or conditions (including, but not limited to, archeological or cultural conditions) that could reasonably be expected to preclude or materially hinder the acquisition of permits to engineer and construct a significant expansion of the currently permitted heap leach pad (located on private land) to the south of the Project (on to U.S. Forest Service land).

(c)                Neither such Seller nor the Company has any knowledge of any information that would contradict, challenge or undermine the accuracy of the Technical Report's conclusion that no dewatering will be necessary at the Project and that no pre or post-closure pit lakes will be formed at the Project.

4.44	Reclamation and Closure Obligations

Schedule 4.44 sets out all currently existing and outstanding reclamation and closure obligations relating to the Project for which reclamation bonds have been required (the "Reclamation Obligations") and the details of all cash collateral currently securing such obligations (the "Cash Collateral"). The Cash Collateral is not less than $69,331. Except for the Cash Collateral, neither Company nor Sellers nor Ely Gold has posted any security or bond or provided any indemnity of surety with respect the outstanding reclamation obligations relating to the Project.

4.45	Fines

Schedule 4.45 sets out all outstanding fines imposed on the Company by any Governmental Body, including any fines imposed by the United States Mine Safety and Health Administration (collectively, the "Fines"). To the knowledge of such Seller, no other violations or fines on the Company by any Governmental Body are pending or threatened.

4.46	Condition of Business Property

Each asset or piece of tangible property owned or leased by the Company in connection with the Business (a) is in good repair and good operating condition, ordinary wear and tear excepted, (b) is suitable for immediate use in the ordinary course of business, (c) is free from apparent defects, and (d) is not in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.

4.47	No Liquidation, Insolvency, Winding-Up

(a)                No order or decree has been made or petition presented, or resolution passed for the winding-up or liquidation of the Company and there is not outstanding:

                                                     (i)            any appointment of a receiver over the whole or part of the undertaking of assets of the Company;

40

                                                   (ii)            any petition or order for administration of the Company;

                                                 (iii)            any voluntary arrangement between the Company and any of its creditors;

                                                 (iv)            any distress or execution or other process levied in respect of the Company that has not been discharged; and

                                                   (v)            any unfulfilled or unsatisfied judgment or court order against the Company.

(b)               There are no circumstances that would entitle any Person to present a petition for the winding-up or administration of the Company or to appoint a receiver over the whole or any part of the undertaking or assets of the Company.

(c)                The Company is able to pay its debts within the meaning of applicable Law.

(d)               The Company has not had its operations suspended or terminated.

4.48	Money Laundering

The operations of the Company have been conducted in compliance in all material respects with financial record-keeping and reporting requirements of applicable Laws relating to money laundering, and the Company has instituted and maintains policies and procedures designed to ensure continued compliance with such Laws.

4.49	Corrupt Practices

None of such Seller or any of its Affiliates, officers, directors, employees, advisors or agents or, to the knowledge of such Seller, the Company or any of its managers, officers, member representatives, advisors or agents, has made any payment, directly or indirectly, on behalf of or to the benefit of such Seller or the Company, in violation of any applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (U.S.), and the Company, through its managing member Solitario, has instituted and maintains policies and procedures designed to ensure continued compliance with such Laws.

4.50	Finder's Fees; Brokers

Except for fees and expenses payable to Maxit Capital LP (all of which shall be paid by Sellers), there are no claims (or any basis for any claims) for finder's fees or financial advisory fees in connection with this Agreement or the transactions contemplated by this Agreement resulting from any action taken by such Seller or the Company or on its behalf.

4.51	Full Disclosure; Absence of Change

Neither this Agreement nor any document to be delivered pursuant hereto by such Seller or the Company nor any certificate, report, statement or other document furnished by or on

41

behalf of such Seller or the Company in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction, information or continuation of a trend that has come to the attention of such Seller or the Company since December 31, 2014 that has not been disclosed to Purchaser in writing (in this Agreement or otherwise) which could reasonably be expected to have a Material Adverse Effect. Purchaser acknowledges that except as set forth in this Article 4, Sellers, each of their Affiliates, and its and their officers, members, managers, shareholders, agents, and representatives have made no other express or implied representations or warranties of any kind, whether written or oral, regarding the Company, the Project, or the Business.

Article 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows and acknowledges and confirms that Sellers are relying on such representations and warranties in connection with the sale by Sellers of the Membership Interests:

5.1	Organization

Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Nevada and has the power to enter into this Agreement and to perform its obligations hereunder.

5.2	Authorization

This Agreement has been duly authorized, executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser by Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3	No Violation

Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions herein provided for will result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Purchaser under: (a) any Contract to which Purchaser is a party or by which it is bound; (b) any provision of the constating documents of Purchaser; (c) any judgment, decree, order or award of any Governmental Body or arbitrator having jurisdiction over Purchaser; or (d) any applicable Law.

5.4	Equity Commitment Letter

The Equity Commitment Letter has been duly authorized, executed and delivered by Purchaser Parent and constitutes the valid and legally binding obligation of Purchaser Parent,

42

enforceable against Purchaser Parent by Sellers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other Laws affecting the enforcement of rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.5	Consents and Approvals

Except as set out in Schedule 5.5, there is no requirement for Purchaser to make any filing with, give any notice to or obtain any Authorization of, any Governmental Body as a condition to the lawful consummation of the transactions contemplated by this Agreement.

5.6	Litigation

There are no Proceedings in progress or pending, or to Purchaser's knowledge, threatened, against Purchaser that could prohibit, restrict or seek to enjoin the transactions contemplated by this Agreement.

5.7	Brokers

No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.8	Securities Matters

(a)                Purchaser is acquiring the Membership Interests for its own account for investment purposes and not with a view to or for resale in connection with any distribution or public offering.

(b)               Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

(c)                Purchaser acknowledges and understands that the Membership Interests have not and will not be registered under the Securities Act or any state securities Laws inasmuch as they are being acquired from Sellers in a transaction not involving a public offering and that under the Securities Act or any state securities Laws and applicable rules and regulations thereunder such security may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser acknowledges and understands that no public market now exists for the Membership Interests and that it is unlikely that a public market will ever exist for the Membership Interests.

(d)               Purchaser is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. For greater certainty, the Purchaser's knowledge and experience does not derogate from its reliance on the representations and warranties of each Seller in Article 4.

43

Article 6

COVENANTS

6.1	Access to the Company

Sellers shall forthwith make available to Purchaser and its authorized representatives and, if requested by Purchaser, provide a copy to Purchaser of, all title documents, Contracts, financial statements, constating documents, minute books, membership interest registers, policies, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to the Company and the Business. Sellers shall cause the Company to afford Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Business, the Project and the other property, assets, undertaking, records and documents of the Company. At Purchaser's request, Sellers shall cause the Company to use Commercially Reasonable Efforts to execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Company's property and assets or to enable Purchaser or its authorized representatives to obtain full access to all files and records relating to the Business or any of the Company's property or assets maintained by a Governmental Body. At Purchaser's request, Sellers shall co-operate with Purchaser in arranging any such meetings as Purchaser may reasonably request with suppliers, distributors or others who have or have had a business relationship with the Company and auditors, accountants, solicitors or any other Persons engaged or previously engaged to provide services to the Company. In particular, without limitation, Sellers shall permit Purchaser's representatives or consultants to conduct all such interviews, testing, investigations, inspections, audits and assessments in respect of environmental and occupational health and safety matters with respect to such locations of the Business as Purchaser may require, in its sole discretion, to satisfy itself in respect of such matters, and Sellers shall co-operate in all respects therewith, including obtaining any reasonably required or desirable consent or approval of any landlord. The exercise of any rights of inspection by or on behalf of Purchaser under this Section 6.1 shall be carried out in such manner as not to interfere unduly with the normal operations of the Company, and in accordance with applicable Laws and applicable health and safety rules, regulations and procedures.

6.2	Delivery of Payout Statement

At least two Business Days prior to the Closing Date, Sellers shall deliver the Payout Statement to Purchaser.

6.3	Confidentiality

(a)                From the date hereof until the second anniversary of the Closing Date, Sellers shall not disclose to anyone other than (i) Purchaser, (ii) the lenders under the Financing Documents, (iii) counterparties to any Material Contracts who have a contractual right to review Confidential Information, (iv) Persons from whom Ely Approvals or Solitario Approvals must be obtained, (v) its accountants and solicitors, and (vi) individuals owing a duty of confidentiality to Sellers, any Confidential Information relating to the Company or the Business unless required to do so by applicable Law or regulatory authority or stock exchange having jurisdiction over Sellers. The parties acknowledge that both Solitario and Ely Gold will be required to file a copy

44

of this Agreement with the applicable securities regulators, and that, as a result, the terms and conditions of this Agreement will be available to the public.

(b)               If for any reason the transactions contemplated herein are not completed, then for a period of two years from the date hereof, none of the parties shall disclose to any third party any Confidential Information relating to the Company or Sellers (in the case of disclosures by Purchaser) or Purchaser (in the case of disclosures by Sellers), except to their respective boards of directors or equivalent, senior management, or legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable Law or any regulatory authority or stock exchange having jurisdiction, including with respect to any shareholder approval required to be obtained by Ely Gold or Solitario, and then only after the party whose information is to be disclosed shall have been given an opportunity, if so advised, to seek a protective order.

(c)                As used herein, "Confidential Information" means all information pertaining to the Company, the Business, the Project or to a party except for information that:

                                                     (i)            is or becomes generally available to the public, other than as a result of disclosure in violation of this Agreement;

                                                   (ii)            was developed by the party owing a duty of confidentiality hereunder (a "recipient") independent of any disclosure by a party to whom such duty is owed (a "beneficiary") or was available to the recipient on a non-confidential basis prior to its disclosure to the recipient by or on behalf of the beneficiary; or

                                                 (iii)            becomes available to the recipient on a non-confidential basis from a source other than a beneficiary, provided that the recipient shall have made reasonable inquiry to satisfy itself that the source was not, when it disclosed the information to the recipient, prohibited from so doing by a confidentiality obligation owed to a beneficiary, whether contractual, fiduciary or otherwise.

6.4	Conduct of Business Prior to Closing

Without in any way limiting any other obligations of Sellers hereunder, during the period from the date hereof to the Time of Closing, Sellers shall:

(a)	ensure that the Company shall:

                                                     (i)            conduct the Business and the operations and affairs of the Company only in the ordinary course consistent with past practice. The Company shall not, without the prior written consent of Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation hereunder of Sellers or the Company. Sellers shall not enter into any material supply arrangements

45

relating to the Company or make any material decisions or enter into any material Contracts with respect to the Company without the consent of Purchaser, which consent shall not be unreasonably withheld or delayed;

                                                   (ii)            continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

                                                 (iii)            use all Commercially Reasonable Efforts to preserve intact the Business and the property and assets of the Company and to carry on the Business and the affairs of the Company as currently conducted, and to promote and preserve for Purchaser the goodwill of consultants and others having business relations with the Company;

                                                 (iv)            pay and discharge the liabilities of the Company in the ordinary course in accordance and consistent with the previous practice of the Company, except those contested in good faith by the Company;

                                                   (v)            not enter into capital spending commitments in excess of $25,000 in the aggregate absent Purchaser's prior written consent;

                                                 (vi)            not hire any employees or increase the compensation level of any officer or manager except in consultation with Purchaser;

                                               (vii)            not declare or make any distribution or return of capital to its members;

                                             (viii)            not enter into any contract or agreement with any Person not dealing at arm's length with the Company; and

                                                 (ix)            not establish any new Employee Plan;

(b)	take or cause to be taken all necessary action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and documents contemplated hereby and to complete the transfer of the Membership Interests to Purchaser and to cause all necessary meetings of directors, managers, members and shareholders of Sellers and the Company, as applicable, to be held for such purpose;
(c)	use all Commercially Reasonable Efforts to prevent permit number 77236 from lapsing, being revoked or becoming void; and
(d)	use all Commercially Reasonable Efforts to satisfy the conditions contained in Article 3.
6.5	Books and Records

On or before the Closing Date, each of Solitario, with respect to Solitario, and DHI US, with respect to DHI US and Ely Gold, shall (a) extract all data and information relating

46

to the Company, the Business or the Project, including any Books and Records, from their respective servers, (b) deliver to Purchaser a hard drive containing all such extracted data and information, and (c) instruct the Company's and their respective external consultants to deliver copies of all data and information relating to the Project in possession of such consultants, whether in hard copy or electronic format, to Purchaser. For a period of 12 months following the Closing Date, each Seller shall, in a timely manner without undue delay, deliver to Purchaser, upon written request from Purchaser and at Purchaser's expense, all such data and information in its possession or in the possession of its external consultants in respect of the Company, the Business and the Project as Purchaser may reasonably request, and such documentation and information which may come into its possession or in the possession of its external consultants. Notwithstanding the foregoing, each Seller may retain copies of any or all of the foregoing information, including the Books and Records.

6.6	Related Party Agreements

Prior to or concurrently with the Closing, each Seller shall, and shall cause its Affiliates to, terminate all Contracts between it or any of its Affiliates, on the one hand, and the Company, on the other hand, existing prior to the Closing, except for any such Contracts that by their terms will cease to include any Seller or its Affiliates as parties upon consummation of the Transactions, which shall remain in effect after the Closing Date. In connection with the foregoing, each Seller shall, and shall cause its Affiliates to, as applicable, release Company from any and all obligations under such terminated Contracts and such Contracts shall be terminated without the Company being subject to any penalty or liability of any kind.

6.7	Intercompany Payables and Intercompany Receivables

Prior to the Closing, each Seller shall (and shall cause its Affiliates, if applicable, to) cancel and extinguish any and all payables owed by the Company to any Seller or any Affiliate of a Seller (other than the Company) and all receivables owed to the Company by Sellers or any Affiliate of Sellers (other than the Company), in each case as determined in accordance with GAAP and other than any payables or receivables, as applicable, accrued in the ordinary course of business.

6.8	Taxes

(a)                Purchaser and each Seller agrees to treat the sale of the Membership Interests by Sellers for U.S. federal income tax purposes (and applicable state and local income Tax purposes) as a sale of the Membership Interests by Sellers and a purchase of all of the assets of the Company by Purchaser (as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432). Consistent with the treatment provided by Revenue Ruling 99-6, Sellers shall not file IRS Form 8594 with respect to such sale.

(b)               The parties acknowledge and agree that the transactions contemplated under this Agreement will cause a termination of the Company as a partnership for federal income tax purposes and for purposes of any state or local income Tax laws that follow the federal treatment. At the request of Sellers, Purchaser shall cause Tax Returns prepared for filing in accordance with this Section 6.8(b) to be executed on behalf of the Company.

47

(c)                Sellers shall prepare or cause to be prepared all Tax Returns required by Law in respect of the Company for all taxable periods ending on or before the Closing Date and not filed prior to the Closing Date in a manner consistent with past practice and the Operating Agreement as in effect immediately prior to the date hereof, unless otherwise required by Law and, prior to filing such returns with the relevant authorities, shall provide a copy to Purchaser for review and comment at least 30 days prior to the date on which the Tax Return is to be timely filed. All such Tax Returns so prepared by or for Sellers shall be complete and accurate. At the request of Sellers, Purchaser shall cause Tax Returns prepared for filing in accordance with this Section 6.8(c) to be executed on behalf of the Company.

(d)               Purchaser shall prepare or cause to be prepared all Straddle Period Returns for each Straddle Period of the Company in a manner consistent with past practice, unless otherwise required by Law. In the case of a Straddle Period Return that is required to be filed within 30 days of the Closing Date, Purchaser shall, at least seven days prior to the date such Straddle Period Return is required to be filed provide a substantially final draft of such Straddle Period return to Seller for review and comment, provided that, in the case of a Straddle Period Return that is required to be filed within 10 days of the Closing Date, Purchaser shall use its commercially reasonable efforts to afford Sellers a reasonable opportunity to review and comment on such Straddle Period Return prior to filing such Straddle Period Return. In any other case, Purchaser shall provide a substantially final draft of the Straddle Period Return to Sellers for review and comment at least 15 days prior to the date on which the Straddle Period Return is required to be filed, and shall not unreasonably refuse to make any changes to the Straddle Period Return requested by Sellers.

(e)                Purchaser shall and shall cause the Company to co-operate fully with Sellers including to allow Sellers to have such access to the books, records or other documentation within the control of any of Purchaser and the Company, as is deemed reasonably necessary in order to allow Sellers to prepare the Tax Returns described in Section 6.8(b), or to control or participate in Tax audits or other controversies in accordance with Section 6.8(h).

(f)                Sellers agree to furnish or cause to be furnished to Purchaser, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the preparation and filing of all Tax Returns (including Straddle Period Returns), the making of any election related to Taxes, the preparation for any audit by any Governmental Body, and the prosecution or defense of any claim, suit or proceeding relating to any Tax or Tax Return of the Company.

(g)               All excise, sales, use, gross receipts, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto, resulting directly from the transactions contemplated by this Agreement, shall be borne by Sellers. Purchaser shall cooperate with Sellers in preparing and timely filing with the required Governmental Body all Tax Returns for or with respect to such Taxes.

(h)               Sellers shall control at their own expense any income Tax audits of the Company or other income Tax controversy involving the Company for Tax periods ended on or prior to the Closing Date. Purchaser shall not endeavor to remove Solitario as the tax matters partner of the

48

Company for any such period. Sellers shall be entitled to participate at their own expense in any other Tax audit of the Company or controversy to which the Company is a party if such audit or controversy could reasonably be expected to increase Sellers' liability for Taxes under applicable Law or under this Agreement, and the Company shall not settle any such Tax audit or controversy without the consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that this Section 6.8(h) is inconsistent with the provisions of Article 7, the provisions of this Section 6.8(h) shall control.

6.9	Parent Guarantee

Ely Gold hereby unconditionally and irrevocably guarantees the due and punctual performance by DHI US of each and every covenant and obligation of DHI US arising under this Agreement for the benefit of Purchaser. Ely Gold hereby agrees that Purchaser shall not have to proceed first against DHI US before exercising its rights under or in respect of this guarantee against Ely Gold.

6.10	Solicitation

In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, each Seller hereby covenants and agrees with Purchaser that it shall not directly or indirectly, and shall not suffer or permit its Affiliates directly or indirectly, to, for a period of two years from the Closing Date, offer employment to, or solicit or have contact with, for the purposes of soliciting the employment of, any Person who is an employee of the Company immediately following the Closing and at the time any contact is made with such Person for the purposes of such solicitation.

6.11	Required Approvals

Each party shall cooperate with the other (a) with respect to all filings required by any applicable Laws, or which a party determines to be reasonably necessary under applicable Laws in order to consummate the transactions contemplated hereby, and (b) in obtaining all Authorizations which are required or which a party determines to be reasonably necessary in order to consummate the transactions contemplated hereby; provided, however, that Purchaser shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.11.

Article 7
SURVIVAL AND INDEMNIFICATION

7.1	Survival of Representations, Warranties and Covenants

All representations, warranties and covenants contained in this Agreement and in all other agreements, documents and certificates delivered pursuant to or contemplated by this Agreement (other than the conditions of closing set out in Article 3) shall survive the Closing as set forth in Section 7.10 and shall not merge.

49

7.2	Indemnification by Sellers

Subject to the limitations set out elsewhere in this Article 7, each Seller, individually and not jointly and severally, shall defend, indemnify and save harmless Purchaser from and against all Losses suffered or incurred by Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)	any inaccuracy or breach by such Seller of any representation or warranty of such Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and
(b)	any breach or non-performance by such Seller of any covenant contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

For greater clarity, the parties acknowledge that any representation, warranty or covenant hereunder concerning Solitario is made solely by Solitario, and any representation, warranty or covenant hereunder concerning DHI US or Ely Gold is made solely by DHI US. Solitario shall have no liability under this Article 7 or otherwise under this Agreement for Claims arising from or related to breaches of representations, warranties or covenants hereby by DHI US or Ely Gold, and neither DHI US nor Ely Gold shall have any liability under this Article 7 or otherwise under this Agreement for Claims arising from or related to breaches of representations, warranties or covenants hereunder by Solitario.

7.3	Indemnification by Purchaser

Subject to the limitations set out elsewhere in this Article 7, Purchaser shall defend, indemnify and save harmless Sellers from and against all Losses suffered or incurred by Sellers, or either of them, as a result of or arising directly or indirectly out of or in connection with:

(a)	any inaccuracy or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and
(b)	any breach or non-performance by Purchaser of any covenant contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.
7.4	Tax Indemnity

Notwithstanding any investigations made, or knowledge acquired, by Purchaser prior to Closing, each Seller, individually and not jointly and severally, shall defend and indemnify Purchaser and hold it harmless from and against any liability of the Company for Taxes for all taxable periods (or in the case of Straddle Periods, the portion thereof) ending on or before the Closing Date. For the purposes of this Section 7.4, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on and including the Closing Date shall (A) in the

50

case of any Taxes other than Taxes based upon or related to gross receipts, sales or use taxes or income, be deemed to be the amount of such Tax for the entire relevant Straddle Period multiplied by a fraction, the numerator of which is the number of days in the relevant Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the relevant Straddle Period, and (B) in the case of any Tax based upon or related to gross receipts, sales or use or income, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date.

7.5	Change of Control Payment Indemnity

Notwithstanding any investigations made, or knowledge acquired, by Purchaser prior to Closing, each Seller, individually and not jointly and severally, shall defend and indemnify Purchaser and hold it harmless from and against any liability of the Company in respect of Change of Control Payments.

7.6	Environmental Indemnity

(a)                Each Seller, individually and not jointly and severally, shall defend and indemnify and save harmless each of Purchaser, its managers, officers, employees and agents and any successor to Purchaser and its managers, officers, employees and agents from and against all Losses suffered or incurred by any such Person as a result of or arising directly or indirectly out of or in connection with any: (i) event occurring or conditions existing at or prior to the Closing Date relating to the Business, the Company, the Owned Property, the Leased Mining Claims and Leased Real Property which as at the Closing Date constitutes a violation of, or gives rise to liability under, Environmental Laws; or (ii) any generation, manufacture, processing, distribution, use, presence, treatment, storage, disposal, Release, transport or handling of any Hazardous Substance in, on, under or from any Owned Property, the Leased Mining Claims, Leased Real Property or Former Property, whether by the Company, a Seller or any other Person prior to the Time of Closing and whether or not known at the Time of Closing (except as a result of or arising directly or indirectly out of or in connection with any re-disturbance after the Time of Closing of the heap leach pad and associated facilities described on Schedule 4.33(a)).

(b)               Purchaser shall defend, indemnify and save harmless each of Sellers and their respective Affiliates, and their managers, officers, employees and agents and any successors and their respective managers, officers, employees and agents from and against all Losses suffered or incurred by any such Person as a result of or arising directly or indirectly out of or in connection with any: (i) Release of any Hazardous Substance in, on, under or from any Owned Property, the Leased Mining Claims, Leased Real Property or Former Property, whether by the Company or Purchaser after the Time of Closing, or (ii) re-disturbance after the Time of Closing of the heap leach pad and associated facilities described on Schedule 4.33(a).

7.7	Assignability of Environmental Indemnification

Purchaser may, at any time and from time to time, assign all or any part of the benefit of the indemnity set out in Section 7.6(a) in respect of all or any part of the Business, the Owned Property, the Leased Mining Claims, the Leased Real Property or the Former Property to any purchaser of, or lender to Purchaser in respect of the Company, the Business, the Owned

51

Property, the Leased Mining Claims or Leased Real Property, by delivering a notice in writing to Sellers setting out Purchaser's intention to assign all or part of the benefit of the indemnity and the identity of the Person or Persons to whom the assignment is to be made. Upon any such assignment, each Seller shall be bound to indemnify the Person or Persons named in such notice to the extent of the assignment of the indemnity as if such Person or Persons were a party to this Agreement as Purchaser. No such assignment shall relieve such Seller of the continuing obligation to indemnify under the indemnity and such obligation shall continue unaffected by the assignment. Any such assignee may make a further assignment in accordance with the foregoing provisions, as if all references therein to Purchaser were to such assignee.

7.8	Monetary Limitation of Liability; Effect of Materiality Qualifiers

(a)                An Indemnified Party shall not be entitled to require payment of any amount by the Indemnifying Party on the indemnities contained in Sections 7.2, 7.3 or 7.6, as applicable, until the aggregate of all such amounts for which the Indemnified Party would otherwise be entitled to require payment under such Sections exceeds $500,000 (the "Deductible Amount"). Once the Deductible Amount has been exceeded, the Indemnified Party shall be entitled to require payment on such indemnities only on that portion of Losses that exceeds the Deductible Amount.

(b)               An Indemnified Party shall not be entitled to require payment of amounts by the Indemnifying Party on the indemnities contained in Sections 7.2 and 7.6 in the aggregate, or the indemnities contained in Section 7.3, as the case may be, in excess of $18,750,000 (the "Cap Amount"). With respect to the Cap Amount, neither Seller shall be obligated to make payments in excess of its proportionate share of the Cap Amount, such proportion to be based on such Seller's Membership Interest immediately prior to the Closing.

(c)                Where a Claim pursuant to Section 7.2 or Section 7.3 is predicated on an underlying representation and warranty or covenant that is qualified by a reference to "materiality" or "Material Adverse Effect", the underlying representation and warranty or covenant shall be read as if it did not contain such qualifier.

7.9	Notice of Claim

(a)                A party that may be entitled to make a claim for indemnification (a "Claim") under this Agreement (the "Indemnified Party") shall give written notification to the other party (the "Indemnifying Party") of such Claim (a "Notice of Claim") promptly upon becoming aware of the Claim, but in no event later than the relevant date, if any, specified in Section 7.10. The Notice of Claim shall specify whether the Claim arises as a result of a claim by a Person (other than a party to this Agreement) against the Indemnified Party (a "Third-Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim.

(b)               If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Claim promptly as required by Section 7.9(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the

52

Claim or in proceeding against a third party who would have been liable to it by the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Article 7.

(c)                If the date by which a Notice of Claim must be given as set out in Section 7.10 in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Claim shall be forever extinguished, notwithstanding that by the date specified in Section 7.10 the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Claim.

7.10	Time Limits for Notice of Claim

(a)                Sellers shall not be required to indemnify or save harmless Purchaser pursuant to Section 7.2(a) unless Purchaser shall have provided to such Seller a Notice of Claim within the following time limits:

                                                     (i)            with respect to the representations and warranties set out in Sections 4.1 through 4.5 and 4.10, at any time after Closing;

                                                   (ii)            with respect to the representations and warranties set out in Section 4.29, not later than the day that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable legislation in respect of any taxation year to which such representations and warranties relate could be issued to the Company under such legislation;

                                                 (iii)            with respect to the representations and warranties set out in Section 4.33, not later than the third anniversary of the Closing Date;

                                                 (iv)            with respect to a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, at any time after Closing; and

                                                   (v)            with respect to all other representations and warranties, not later than the second anniversary of the Closing Date.

(b)               Such Seller shall not be required to indemnify or save harmless Purchaser pursuant to Section 7.4 unless Purchaser shall have provided to such Seller a Notice of Claim not later than the day that is 60 days after the expiration of the limitation period within which the relevant Governmental Body may make a claim against the Company for Taxes in respect of which the indemnity in Section 7.4 is given.

(c)                Purchaser shall not be required to indemnify or save harmless Sellers pursuant to Section 7.3(a) unless Sellers shall have provided to Purchaser a Notice of Claim not later than the second anniversary of the Closing Date.

53

(d)               Such Seller shall not be required to indemnify or save harmless Purchaser pursuant to Section 7.6 unless Purchaser shall have provided to Sellers a Notice of Claim not later than the third anniversary of the Closing Date.

7.11	Limitation Periods for Claims for Breach of Representations and Warranties and Taxes Owing

Notwithstanding the provisions of any statute, the period within which an Indemnified Party may commence a proceeding in respect of a Claim for which a Notice of Claim is required to be, and has been, given in accordance with Section 7.10, shall be 18 months from the last date upon which such Notice of Claim is permitted to be delivered thereunder, and any applicable limitation period is hereby so extended to the fullest extent permitted by Law.

7.12	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 45 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

7.13	Third-Party Claims

(a)                The Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of any Third-Party Claim for damages and if the Indemnifying Party assumes control, it shall reimburse the Indemnified Party for all of the Indemnified Party's reasonable out-of-pocket expenses prior to the time the Indemnifying Party assumed control. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third-Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

(b)               If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third-Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third-Party Claim.

54

(c)                If any Third-Party Claim is of a nature such that the Indemnified Party is required by applicable Law to incur losses or make a payment to any Person not a party to this Agreement (a "Third Party") with respect to the Third-Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may incur such Losses or make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under such Third-Party Claim, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after the receipt of the difference from the Third Party, pay the amount of such difference, together with any interest thereon paid by the Third Party to the Indemnified Party, to the Indemnifying Party. In addition, the Indemnifying Party shall post all security required by any court, regulatory body or other authority having jurisdiction, including for purposes of enabling the Indemnifying Party to contest any Third-Party Claim.

(d)               If the Indemnifying Party fails to assume control of the defence of any Third-Party Claim or defaults in respect of any of its obligations under this Section 7.13 with respect thereto, the Indemnified Party shall have the exclusive right to contest the amount claimed and may settle and pay the same on 14 days' prior written notice to the Indemnifying Party and the Indemnifying Party shall, thereupon, be deemed to have agreed that such settlement is reasonable and may be agreed to by the Indemnified Party and all other Persons liable in respect of the Third-Party Claim unless within such 14-day period the Indemnifying Party notifies the Indemnified Party that it is assuming or reassuming control of such defence and thereafter assumes or reassumes such control and does not default.

(e)                The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third-Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

7.14	Exclusivity

Neither Sellers, on the one hand, nor Purchaser, on the other hand, may make any claim for damages in respect of this Agreement or any agreement, certificate or other document delivered pursuant hereto, or in respect of any breach or termination thereof, against the other party hereto except by making a Claim pursuant to and in accordance with this Article 7. The provisions of this Section 7.14 shall survive any termination of this Agreement.

Article 8
Termination

8.1	Termination by Mutual Consent

This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Sellers and Purchaser.

55

8.2	Termination by Sellers or by Purchaser

This Agreement may be terminated at any time prior to the Closing by Sellers or by Purchaser by giving written notice of such termination to Purchaser, in the case of a termination by Sellers, or to Sellers, in the case of a termination by Purchaser, if the Closing shall not have occurred on or prior to October 1, 2015 (such date, as it may be extended pursuant to the provisions hereof, the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.2 shall not be available to Sellers or to Purchaser, as the case may be, where the failure of Sellers or the failure of Purchaser, as applicable, to fulfill their or its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date; provided further, however, that the Outside Date will be automatically extended for a maximum of two successive 30-day periods if (a) on the originally scheduled Outside Date, in respect of the first 30-day extension period following such date, and (b) on the first extended Outside Date, in respect of the second 30-day extension period following such date, as applicable, the parties have diligently attempted, but have not yet obtained and reasonably believe they will timely obtain, any Authorization from any applicable securities regulatory body or stock exchange necessary to allow such party to meet a closing condition or for the consummation of the transactions contemplated by this Agreement. The Outside Date may be extended for more than two successive 30-day periods with the prior written consent of Sellers and Purchaser.

8.3	Termination by Purchaser

This Agreement may be terminated at any time prior to the Closing by Purchaser, upon written notice to Sellers, if:

(a)	to the extent that the shareholders of either Solitario or Ely Gold are required to approve this Agreement or the transactions provided for herein, the shareholders of either Solitario or Ely Gold, as applicable, do not provide such approval at any meeting of such shareholders held for such purpose;
(b)	the board of directors, or any applicable special committee, of either Solitario or Ely Gold does not approve or, if applicable, recommend this Agreement or the transactions provided for herein, or withdraws, modifies, changes or qualifies any such approval or recommendation in any manner adverse to Purchaser;
(c)	the board of directors of either Solitario or Ely Gold approves or recommends a Superior Proposal;
(d)	there occurs a Material Adverse Effect such that any condition set forth in Section 3.4(a) through Section 3.4(e) would not be satisfied; or
(e)	there has been a breach of any representation, warranty, covenant or agreement made by either Seller in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 3.4(a) through Section 3.4(e) would not be satisfied, and such breach or condition is not curable or, if curable, is not cured to the reasonable satisfaction of Purchaser prior to the earlier of (i) 15 calendar days after Sellers

56

became aware of such breach or circumstance, (ii) one Business Day prior to the Outside Date and (iii) in the case of a breach of a representation and warranty as contemplated by Section 1.10, the earlier of (A) 15 calendar days after Sellers deliver to the Purchaser a supplement, amendment or modification to a Schedule and (B) three calendar days prior to the Closing Date;

in each case, provided that Purchaser is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 3.5(a) or Section 3.5(b) not to be satisfied.

8.4	Termination by Sellers

(a)                This Agreement may be terminated by Sellers at any time prior to the earlier of (i) the Closing Date and (ii) the date on which any necessary approvals of the shareholders of Solitario or Ely Gold have been obtained, if the board of directors of either Solitario or Ely Gold approves or recommends a Superior Proposal, provided that Sellers are then in compliance with Article 9 and that prior to or concurrent with such termination, Sellers pay the Termination Payment to Purchaser in accordance with Section 8.6; or

(b)               there has been a breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Section 3.5 would not be satisfied.

8.5	Effect of Termination

In the event of the termination of this Agreement in accordance with this Article 8, this Agreement shall thereafter become void and have no effect, and none of Sellers and Purchaser shall have any liability to Sellers, Purchaser or their respective Affiliates, or their respective partners, managers, directors, officers or employees, as applicable, pursuant to this Agreement except for the obligations of Sellers and Purchaser contained in this Section 8.5, Section 8.6, Article 10 (and any related definitional provisions set forth in Article 1) or Section 6.3. Notwithstanding the foregoing, nothing in this Section 8.5 shall relieve Sellers or Purchaser from liability for any willful breach of this Agreement that arose prior to such termination.

8.6	Termination Payment

In the event that Purchaser terminates this Agreement in accordance with Section 8.2 or Section 8.3(b), (c) or (e), or Sellers terminate this Agreement in accordance with Section 8.4(a), Purchaser shall be entitled to a payment of $900,000 (the "Termination Payment"). Sellers shall pay the Termination Payment to Purchaser by wire transfer in immediately available funds to an account specified by Purchaser (a) in the case of the termination by Purchaser in accordance with Section 8.2 or Section 8.3(b), (c) or (e), within three Business Days following such termination and (b) in the case of the termination by Sellers in accordance with Section 8.4, prior to or concurrent with such termination. The Parties acknowledge and agree that the provisions of this Section 8.6 are the sole and exclusive remedy available to the Purchaser in the event of a termination in accordance with Section 8.2, Section 8.3(b), (c) or (e), or Section 8.4(a), and that the Sellers shall have no other liability to Purchaser or any of its Affiliates of any

57

kind in respect of this Agreement and the transactions contemplated hereby. In no event shall Sellers be obligated to pay the Termination Payment on more than one occasion.

8.7	Expense Reimbursement

In the event that Purchaser terminates this Agreement in accordance with Section 8.3(a) Purchaser shall be entitled to a payment equal to $450,000 as reimbursement for its expenses incurred related to the negotiations of, due diligence activities in connection with or entering into the transaction contemplated by this Agreement.

Article 9
Non-Solicitation

9.1	Non-Solicitation

(a)                Sellers shall not and shall not permit the Company or any of the Affiliates, directors, officers, employees, representatives or agents of Sellers or the Company (collectively, the "Representatives") to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any equity interests of the Company (an "Acquisition Transaction") other than the transactions contemplated by this Agreement, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)               Sellers shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any of Sellers, the Company or any of the Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Sellers shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)                Sellers shall (and shall cause the Company and the Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. Sellers shall not, and shall cause Company not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

58

9.2	Responding to an Acquisition Proposal

Notwithstanding Section 9.1, if at any time prior to the Closing, Sellers or the Company receive from a Person a written proposal for an Acquisition Transaction (an "Acquisition Proposal"), Sellers may engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company for a maximum of seven Business Days from the date that such access or disclosure is first given, if and only if:

(a)	the board of directors of either Solitario or Ely Gold first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal: (i) is or could reasonably be expected to result in a transaction that is more favourable, from a financial point of view, to the shareholders of either Solitario or Ely Gold than the transaction provided for in this Agreement; (ii) constitutes or could reasonably be expected to constitute or lead to a Superior Proposal; and (iii) after consultation with its outside legal counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;
(b)	such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction with the Sellers;
(c)	Sellers have been, and continue to be, in compliance with their obligations under this Article 9;
(d)	prior to providing any such copies, access, or disclosure, Sellers enter into a confidentiality and standstill agreement with such Person having terms that are not less onerous than those set out in the Confidentiality Agreements and any such copies, access or disclosure provided to such Person shall have already been (or simultaneously be) provided to Purchaser; and
(e)	Sellers promptly provide Purchaser with, prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the confidentiality agreement referred to in Section 9.2(d).
9.3	Superior Proposal

If Sellers receive an Acquisition Proposal that constitutes a Superior Proposal prior to the earlier of the date on which any necessary approvals of the shareholders of Solitario and Ely Gold have been obtained and the Closing Date, Sellers may enter into a definitive agreement with respect to such Acquisition Proposal, if and only if:

(a)	Sellers have been, and continue to be, in compliance with their obligations under this Article 9;
(b)	Sellers have delivered to Purchaser a written notice of the determination of the board of directors of either Solitario or Ely Gold that such Acquisition Proposal

59

constitutes a Superior Proposal and of the intention of Sellers to enter into such definitive agreement, together with a written notice from such board regarding the value and financial terms that such board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the "Superior Proposal Notice");

(c)	Sellers have provided Purchaser with a copy of the proposed definitive agreement for the Superior Proposal;
(d)	at least three Business Days have elapsed from the date that is the later of the date on which Purchaser received the Superior Proposal Notice and a copy of the proposed definitive agreement for the Superior Proposal from Sellers;
(e)	the board of directors of either Solitario or Ely Gold has determined in good faith, after consultation with outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; and
(f)	prior to entering into such definitive agreement, Sellers terminate this Agreement pursuant to Section 8.4 and pay the Termination Payment pursuant to Section 8.6.

Article 10
MISCELLANEOUS

10.1	Notices

(a)                Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, or by reputable overnight courier, addressed as follows:

                                                     (i)            if to Sellers:

DHI Minerals (U.S.) LTD.
c/o Ely Gold & Minerals Inc.
459 - 409 Granville Street
Vancouver, BC V6C 1T2

Attention: Trey Wasser
Fax No.: 972-803-3904
E-mail: trey@elygoldandminerals.com

with a copy (which shall not constitute notice) to:

Parsons Behle & Latimer, PLC
201 South Main Street, Suite 1800
Salt Lake City, Utah 84111

60

Attention: William D. Holyoak
Fax No.: 801-536-6111
E-mail: WHolyoak@parsonsbehle.com

and

Solitario Exploration & Royalty Corp.
4251 Kipling Street, Suite 390
Wheat Ridge, Colorado 80033

Attention: Christopher E. Herald
Fax No.: 303-534-1809
E-mail: cherald@aol.com

with a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, CO 80222

Attention: Randall E. Hubbard
Fax No.: 303-893-1379
E-mail: Randy.Hubbard@dgslaw.com

                                                   (ii)            if to Purchaser:

Waterton Nevada Splitter, LLC
c/o Waterton Global Resource Management, Inc.
199 Bay Street, Suite 5050
Toronto, ON M5L 1E2

Attention: Kamal Toor
Fax No.: 416.504.3200
E-mail: ktoor@watertonglobal.com

with a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7

Attention: Sarbjit Basra
Fax No.: (416) 863-0871
E-mail: sbasra@dwpv.com

(b)               Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed or sent by overnight courier, on

61

the third Business Day following the date of mailing or sending; provided, however, that if at the time of mailing or sending or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail or courier, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)                Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 10.1.

10.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on a party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.3	Assignment

(a)                No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.

(b)               Notwithstanding the foregoing, Purchaser may assign all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of Sellers, to any Affiliate of Purchaser, whereupon the assignee shall be liable for all of the obligations of Purchaser under this Agreement; provided, however, that any such an assignment by Purchaser shall not relieve Purchaser Parent from any of its obligations under the Equity Commitment Letter.

10.4	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and, where the context so permits, their respective successors and permitted assigns.

10.5	Expenses; Commissions

(a)                Except as otherwise set forth herein, each party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, brokers, accountants and other professional advisors and fees payable to any Governmental Bodies.

(b)               Each Seller shall severally, but not jointly, indemnify and save harmless Purchaser from and against all Losses suffered or incurred by Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of such Seller.

62

10.6	Consultation

Through the Closing, the parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by applicable Law or applicable stock exchange rule, prior to the Closing no party shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed.

10.7	Further Assurances

Each of the parties hereto shall, at all times after the Closing Date and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered, at the expense of the requesting party, all further acts, documents and things as may be reasonably required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign the Membership Interests and to effectuate the transactions contemplated herein.

10.8	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document. This Agreement may be executed and delivered by facsimile or other form of electronic transmission (such as email or .pdf) and such signature shall have the same legal effect as a manual signature.

10.9	Third-Party Beneficiaries

Except as specifically set forth in Sections 5.4, 10.3 and Article 7, the parties intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the parties, and that there are no third-party beneficiaries of or under this Agreement.

[Remainder of this page intentionally left blank; signature page follows.]

63

IN WITNESS WHEREOF this Agreement has been executed by the parties.

SOLITARIO EXPLORATION & ROYALTY CORP.
by	/s/ Christopher E. Herald
Name: Christopher E. Herald
Title: Chief Executive Officer

DHI MINERALS (U.S.) LTD.
by	/s/ Trey Wasser
Name: Trey Wasser
Title: Secretary/Treasurer

Ely Gold & Minerals Inc.
by	/s/ Trey Wasser
Name: Trey Wasser
Title: President & Chief Executive Officer

Waterton Nevada Splitter, LLC, by its Manager, ISSER ELISHIS
by	/s/ Isser Elishis
Name: Isser Elishis
Title: Manager